Exhibit 99.5


                     BEFORE THE PUBLIC SERVICE COMMISSION


In re: Petition for issuance of a storm|           DOCKET NO. 060038-EI
recovery financing order, by Florida   |           ORDER NO. PSC-06-0464-FOF-EI
Power & Light Company.                 |           ISSUED: May 30, 2006
---------------------------------------|


     The following Commissioners participated in the disposition of this matter:

                          LISA POLAK EDGAR, Chairman
                                 J. TERRY DEASON
                                ISILIO ARRIAGA
                             MATTHEW M. CARTER II
                                KATRINA J. TEW


APPEARANCES:

      R. WADE LITCHFIELD, ESQUIRE, NATALIE FUTCH SMITH, ESQUIRE, and BRIAN S. ANDERSON, ESQUIRE, Florida Power & Light Company, 700 Universe Blvd., Juno Beach, Florida 33408-0420, and JOHN T. BUTLER, ESQUIRE, Florida Power & Light Company, 9250 West Flagler Street, Miami, Florida 33102 On behalf of Florida Power & Light Company (FPL).

      HAROLD McLEAN, ESQUIRE, CHARLES BECK, ESQUIRE, JOSEPH MCGLOTHLIN, ESQUIRE, and PATRICIA CHRISTENSEN, ESQUIRE, Office of Public Counsel, c/o The Florida Legislature, 111 West Madison Street, Room 812, Tallahassee, Florida 32399-1400 On behalf of the Citizens of the State of Florida (OPC).

      JOHN W. MCWHIRTER JR., ESQUIRE, McWhirter, Reeves Law Firm., 400 North Tampa Street, Suite 2450, Tampa, Florida 33601-3350, and TIMOTHY J. PERRY, ESQUIRE, McWhirter, Reeves Law Firm, 117 South Gadsden Street, Tallahassee, Florida 32301 On behalf of Florida Industrial Power Users Group (FIPUG).

      ROBERT SCHEFFEL WRIGHT, ESQUIRE, and JOHN T. LAVIA, III, ESQUIRE, Yong van Assenderp, P.A., 225 South Adams Street, Suite 200, Tallahassee, Florida 32301 On behalf of the Florida Retail Federation (FRF).

      MICHAEL B. TWOMEY, ESQUIRE, P.O. Box 5256, Tallahassee, Florida 32314-5256 On behalf of AARP (AARP).

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 2

      CAPTAIN DAMUND WILLIAMS, AFCESA/ULT, 130 Barnes Drive, Suite 1, Tyndall Air Force Base, Florida 32403 On behalf of Federal Executive Agencies
      (FEA).

      ATTORNEY GENERAL CHARLIE CRIST, CHRISTOPHER M. KISE, SOLICITOR GENERAL, and JACK SHREVE, SENIOR GENERAL COUNSEL, Office of the Attorney General, The Capitol - PL01, Tallahassee, Florida 32399-1050 On behalf of the Office of the Attorney General (AG).

      WM. COCHRAN KEATING, IV, ESQUIRE, JENNIFER S. BRUBAKER, ESQUIRE, and ROSANNE GERVASI, ESQUIRE, Florida Public Service Commission, 2540 Shumard Oak Boulevard, Tallahassee, Florida 32399-0850 On behalf of the Florida Public Service Commission (Commission).


                                FINANCING ORDER
                                ---------------

BY THE COMMISSION:

I. INTRODUCTION

      On January 13, 2006, Florida Power & Light Company ("FPL" or "the Company") filed a petition for issuance of a storm recovery financing order or, in the alternative, an order approving the establishment of a storm cost recovery surcharge ("Petition"). This Commission has jurisdiction pursuant to Chapter 366, Florida Statutes, including Sections 366.04, 366.05, 366.06, and 366.8260, Florida Statutes.

      History

      Like other Florida investor-owned electric utilities, FPL operates under a self-insurance program for damage to its distribution and transmission facilities. This became necessary when windstorm insurance coverage was no longer practicably available following the devastation caused by Hurricane Andrew in 1992. In 1993, this Commission authorized FPL to implement a self-insurance approach through annual contributions from base rate revenues to its Storm and Property Insurance Reserve Fund (referred to herein as "Reserve" or "storm-recovery reserve"). From 1995 until 2005, FPL annually accrued $20.3 million to its Reserve.

      At the start of the 2004 hurricane season, FPL's Reserve balance had reached approximately $354 million. As a result of Hurricanes Charley, Frances, and Jeanne in 2004, FPL incurred storm-related costs of approximately $890 million, net of insurance proceeds, which resulted in a deficit of approximately $536 million in its Reserve at the end of December 2004. In November 2004, FPL filed a petition seeking authority to recover $533 million of this estimated deficit through a monthly surcharge to apply to customer bills based on a 36-month recovery period. By Order No. PSC-05-0937-FOF-EI, issued September 21, 2005, in Docket No. 041291-EI, In re: Petition for authority to recover prudently incurred storm restoration costs related to 2004 storm season that exceed storm reserve balance, by Florida Power & Light

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 3


Company ("2004 Storm Order"), this Commission approved the initiation of a surcharge to recover prudently incurred storm restoration costs in excess of FPL's Reserve balance ("2004 storm costs"). For residential customers, this surcharge amounts to $1.65 for monthly usage of 1,000 kilowatt hours (kWh), with the surcharge expected to last three years or less. The Order did not address the replenishment of FPL's Reserve.

      In its 2005 session, the Florida Legislature established a new financing vehicle by which electric utilities can recover their storm restoration costs and replenish their Storm-Recovery Reserves. This mechanism, referred to herein as "securitization," allows electric utilities to access low-cost funds through "storm-recovery bonds" issued pursuant to financing orders issued by the Commission. This new provision of Florida law is codified in Section 366.8260, Florida Statutes.

      Also in 2005, FPL initiated a base rate proceeding before this Commission. The parties to that proceeding ultimately reached a settlement (the "Settlement Agreement") which provided, among other things, that FPL would, as of January 1, 2006, cease making any annual accrual to its Reserve. Instead, FPL would be permitted to recover its reasonable and prudently incurred storm restoration costs and to seek approval to replenish its Reserve (to a Commission-approved level) pursuant to the new securitization law and/or through a more traditional surcharge like the one approved in the 2004 Storm Order. This Commission approved the Settlement Agreement by Order No. PSC-05-0902-S-EI, issued September 14, 2005, in Docket No. 050045-EI, In re:
Petition for rate increase by Florida Power & Light Company ("2005 Rate Case Order").

      FPL's service territory was impacted by four named storms in 2005:
Dennis, Katrina, Rita, and Wilma. The two storms inflicting the vast majority of damage to FPL's system in 2005 occurred subsequent to execution of the Settlement Agreement, leaving FPL with an even larger deficit in its Reserve. According to its Petition, FPL incurred storm-related costs of approximately $880 million, net of insurance proceeds, as a result of all four storms.

      Summary of FPL's Petition

      By its Petition, FPL requests that we issue a financing order approving the issuance of storm-recovery bonds in the amount of up to $1,050,000,000 pursuant to Section 366.8260, Florida Statutes. According to FPL's Petition, this would enable FPL to: (1) recover the remaining unrecovered balance of its 2004 storm-recovery costs; (2) recover its prudently incurred 2005 storm-recovery costs, less capital costs and insurance proceeds; (3) replenish its storm-recovery reserve; and (4) recover issuance costs associated with the storm-recovery bonds. If market rates rise to such an extent that the initial average retail cents per kWh storm-recovery charge associated with the storm-recovery bond issuance would exceed the average retail cents per kWh charge associated with the 2004 storm surcharge now in effect, FPL proposes that the aggregate amount of the storm-recovery bond issuance would be reduced to an amount whereby the initial average retail cents per kWh storm-recovery charge would not exceed the average retail cents per kWh 2004 storm surcharge currently in effect.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 4

      To repay the storm-recovery bonds and associated financing costs and tax liabilities, FPL proposes that a storm-recovery charge be applied on a per kWh basis to all applicable customer classes over a period of approximately twelve years. The storm-recovery charge will consist of two separate and distinct charges:

      o a Storm Bond Repayment Charge which is authorized to provide for repayment of the storm-recovery bonds (including principal and interest), upfront bond issuance costs and ongoing financing costs other than taxes (including without limitation federal, state, and local income taxes, license fees, franchise, gross receipts and other taxes, and similar charges imposed on revenues generated from the collection of storm-recovery charges described in Section 366.8260(1)(e)4., 5., and 6., Florida Statutes) (sometimes referred to as "ongoing costs" as further described herein), and

      o a Storm Bond Tax Charge, which is authorized to recover taxes (including without limitation federal, state, and local income taxes, license fees, franchise, gross receipts and other taxes, and similar charges imposed on revenues generated from the collection of storm-recovery charges described in Section 366.8260(1)(e)4., 5. and 6., Florida Statutes ("Taxes")), to the extent such Taxes are not otherwise recovered from customers through other rates or charges.

      Case Background

      On March 1-3, 2006, we held customer service hearings in the portions of FPL's service territory that were most affected by the 2005 storm season: Ft. Myers, West Palm Beach, Ft. Lauderdale, and Miami. We took testimony from several persons at these service hearings concerning FPL's restoration efforts, its quality of service, and its Petition.

      On April 19-21, 2006, we conducted a technical hearing on FPL's petition.(1) Along with FPL, the Office of Public Counsel ("OPC"), Florida Industrial Power Users Group ("FIPUG"), Florida Retail Federation ("FRF"), AARP, Federal Executive Agencies ("FEA"), and the Office of the Attorney General ("AG") (sometimes referred to collectively as "Intervenors") participated as parties to the proceeding.(2) During the hearing, we accepted the prefiled testimony of 20 witnesses, heard cross-examination of most of those witnesses, and admitted 172 exhibits into evidence. Following the hearing, each party filed a post-hearing brief and/or statement of issues and positions.

      Standard of Review

      As noted above, the Florida Legislature enacted 2005 Senate Bill 1366, which has been codified in relevant part as Section 366.8260 of the Florida Statutes. This section allows electric


-----------------
(1) At the technical hearing, we granted FPL's April 18, 2006, Motion for Temporary Protective Order to exempt from Section 119.07(1), Florida Statutes, confidential information used at the hearing.
(2) The AG was granted leave to intervene at the Prehearing Conference held April 13, 2006. All other Intervenors were granted leave to intervene by separate orders.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 5

utilities, with the approval of this Commission, to finance the cost of storm-recovery activities with the proceeds of storm-recovery bonds that are secured by charges paid by the electric utility's customers.

      Storm-recovery bonds are defined as bonds or other evidences of indebtedness or ownership that are issued by an electric utility or an assignee pursuant to a financing order, the proceeds of which are used directly or indirectly to recover, finance, or refinance Commission-approved storm-recovery costs, financing costs, and costs to replenish the storm-recovery reserve to such level as this Commission may authorize in a financing order, and which are secured by or payable from storm-recovery property. Section 366.8260(1)(l), Florida Statutes. Electric customers must pay the principal, interest, and related financing costs of the storm-recovery bonds through storm-recovery charges, which are nonbypassable charges that shall be paid by all customers receiving transmission or distribution service from the electric utility or its successors or assignees under Commission-approved rate schedules or special contracts, even if the customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in Florida. Section 366.8260(1)(m), Florida Statutes.

      Section 366.8260(2)(b)1.b., Florida Statutes, provides the standard of review applicable to a petition for issuance of a financing order:

      The commission shall issue a financing order authorizing financing of reasonable and prudent storm-recovery costs, the storm-recovery reserve amount determined appropriate by the commission, and financing costs if the commission finds that the issuance of the storm-recovery bonds and the imposition of storm-recovery charges authorized by the order are reasonably expected to result in lower overall costs or would avoid or significantly mitigate rate impacts to customers as compared with alternative methods of financing or recovering storm-recovery costs and storm-recovery reserve. Any determination of whether storm-recovery costs are reasonable and prudent shall be made with reference to the general public interest in, and the scope of effort required to provide, the safe and expeditious restoration of electric service.

      Summary of Decision

      Consistent with the time requirements of Section 366.8260(2)(b)1., Florida Statutes, we reached a decision on FPL's Petition at our Special Agenda Conference held May 15, 2006. This Financing Order reflects our decision at that Agenda Conference.

      In this Financing Order, we find that the issuance of storm-recovery bonds and the imposition of related storm-recovery charges to finance the recovery of FPL's reasonable and prudently incurred storm-recovery costs, the replenishment of FPL's storm-recovery reserve, and related financing costs are reasonably expected to significantly mitigate rate impacts to customers as compared with alternative methods of recovery of storm-recovery costs and replenishment of the storm-recovery reserve. Thus, by this Financing Order, we approve

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 6

issuance of storm-recovery bonds in the amount of up to $708,000,000, provided the initial average retail cents per kWh for the storm-recovery charge will not exceed the average retail cents per kWh for the 2004 storm surcharge currently in effect. The proceeds from the issuance of the storm-recovery bonds authorized by this Financing Order shall be used by FPL to finance the after-tax equivalent of the following amounts: (1) $198,680,432 in unrecovered 2004 storm-recovery costs as of July 31, 2006 (estimated); (2) $735,569,138 in 2005 unrecovered storm-recovery costs (estimated); (3) replenishment of FPL's Reserve to the level of $200,000,000; and (4) $11,400,000 in financing costs (estimated) associated with the storm-recovery bonds. To the extent there are differences between the actual and estimated balances for unrecovered 2004 and 2005 storm-recovery costs and between the actual and estimated financing costs, the differences shall be reflected through an adjustment to the Reserve.

      These storm-recovery bonds will be unlike any debt or equity securities previously approved by this Commission. In all other debt and equity offerings, the issuing utility is directly responsible to make payments to investors who purchase the securities. But neither the assets nor the revenues of FPL will be available to make promised payments of principal, interest, and other costs associated with storm-recovery bonds. Rather, by operation of
Section 366.8260, Florida Statutes, this Commission must irrevocably commit that all such amounts will be paid from storm-recovery charges, a special tariff rate imposed on all retail consumers of electricity in FPL's service territory. This represents an extraordinary relinquishment of future regulatory authority and a shifting of all economic burdens in connection with storm-recovery bonds from FPL to its customers.

      While we recognize the need for some degree of flexibility with regard to the final details of the storm-recovery bond securitization transaction approved in this Financing Order, our primary focus is upon meeting all statutory requirements and ensuring that the structuring, marketing, and pricing of storm-recovery bonds will result in the lowest storm-recovery charges consistent with (i) the terms of this Financing Order and applicable law and (ii) the prevailing market conditions at the time of the offering and pricing of the storm-recovery bonds (the "lowest-cost objective").

      Because this Financing Order will be irrevocable, and because the true-up adjustment mechanism generally will result in the economic burden of all costs associated with storm-recovery bonds being borne by FPL's customers, we feel compelled to ensure from the outset that clear standards and effective procedures are in place to safeguard the interests of customers. Otherwise all the benefits potentially available to customers from this securitized storm-recovery bond financing might not be realized.

      Section 366.8260(2)(b)2.j., Florida Statutes, directs this Commission to "[i]nclude [in a financing order] any other conditions that the Commission considers appropriate and that are not otherwise inconsistent with this section." In this Financing Order, we establish standards and procedures as conditions which we find will effectively safeguard the interests of customers. We find that these standards and procedures are most likely to ensure that the structuring, marketing, and pricing of storm-recovery bonds result in the lowest overall cost and the greatest possible customer protections. These standards and procedures are designed to allow for meaningful and substantive cooperation and collaboration between FPL, this Commission and their designated

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 7

advisors, legal counsel, and representatives through a "Bond Team" to ensure that the structuring, marketing, and pricing of the storm-recovery bonds will achieve the lowest cost objective. Each of the standards and procedures set forth in this Financing Order must be met. This Financing Order grants authority to issue storm-recovery bonds and to impose and collect storm-recovery charges only if the final structure of the transaction and the procedures followed comply in all respects with the standards and procedures set forth herein.

      To ensure that these standards are met and these procedures are followed, this Commission - as represented at various stages either jointly or separately by a designated Commissioner, designated Commission personnel, the Commission's financial advisor, and the Commission's outside legal counsel, as these representatives deem appropriate - will participate in advance in all aspects of the structuring, marketing, and pricing of the storm-recovery bonds.

      The authority and approval to issue storm-recovery bonds pursuant to this Financing Order is effective only upon FPL filing with this Commission an Issuance Advice Letter demonstrating compliance with all provisions of this Financing Order, and the Commission not issuing a stop order by 5:00 p.m. Eastern Time on the third business day following pricing of the storm-recovery bonds.

II. TRANSACTION STRUCTURE AND DOCUMENTS

      FPL has proposed a transaction structure that includes all of the following:

      a. The use of a special purpose entity ("SPE") as issuer of storm-recovery bonds, limiting the risks to bondholders of any adverse impact resulting from a bankruptcy proceeding of FPL or any affiliate.

      b. The right to impose and collect storm-recovery charges that are nonbypassable and which must be trued-up at least semi-annually, but may be trued-up more frequently under specified circumstances, in order to ensure the timely payment of the debt service and other on-going financing costs.

      c. FPL's sale to the SPE of a portion of the storm-recovery property (not including the right to recover tax-related financing costs described in Section 366.8260(l)(e) 4., 5. and 6., Florida Statutes, which tax-related storm-recovery property shall be retained by FPL) (hereinafter the "Bondable Storm-Recovery Property").

      d. Additional collateral in the form of a collection account which includes a Capital Subaccount funded initially by a deposit from FPL equal to 0.5% of the initial principal amount of the storm-recovery bonds, resulting in greater certainty of payment of interest and principal to investors.

      e. A servicer (initially FPL) responsible for billing and collecting the Storm Bond Repayment Charge from existing or future customers.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 8

      f. The use of credit enhancements or hedging instruments, including interest rate swaps, either in connection with the issuance of floating rate storm-recovery bonds or otherwise, if the use of such instruments is reasonably expected to result in lower overall costs to customers.

      g. The Federal income tax consequences of the transaction meet the safe-harbor provisions as established in IRS Revenue Procedure 2005-62.

      The transaction structure, described in this Order, is necessary to enable the storm-recovery bonds to obtain a triple-A bond credit rating, so as to further ensure that the proposed structuring, marketing, and pricing of the storm-recovery bonds would significantly mitigate rate impacts to customers as compared with alternative methods of financing or recovering storm-recovery costs and achieve the lowest cost objective.

      FPL has submitted in connection with its Petition a form of each of the Storm-Recovery Property Sale Agreement, the Administration Agreement, and the Storm-Recovery Property Servicing Agreement, which set out in substantial detail certain terms and conditions relating to the transaction structure, including the proposed sale of the Bondable Storm-Recovery Property to the SPE, the administration of the SPE, and the servicing of the Storm Bond Repayment Charges and the storm-recovery bonds. FPL requested that we approve the substance of the form of each of the agreements between FPL and the SPE in connection with issuance of this Order, which agreements FPL has proposed would be executed substantially in the form submitted to this Commission, subject to such changes as are authorized pursuant to a Staff Pre-Issuance Review process proposed by FPL. FPL has also submitted a form of the Indenture between the SPE and the Indenture trustee, which sets forth proposed security and terms for the storm-recovery bonds. FPL requested that we approve the substance of the Indenture, which FPL proposed would be executed substantially in the form submitted to this Commission, subject to such changes as are authorized pursuant to the Staff Pre-Issuance Review process proposed by FPL. FPL has also submitted a form of the Limited Liability Company Agreement ("LLC Agreement") with FPL as the sole member, which FPL proposed would constitute the organizing document of the SPE. FPL requested that we approve the substance of the LLC Agreement, which would be executed substantially in the form submitted to this Commission, subject to such changes as FPL deems necessary or advisable to satisfy bankruptcy and rating agency considerations.

      The SPE

      FPL proposed to create an SPE as a Delaware limited liability company with FPL as its sole member, as set forth in the LLC Agreement. The SPE will be formed for the limited purpose of acquiring Bondable Storm-Recovery Property (not including the right to receive tax-related charges, which will be retained by FPL), issuing storm-recovery bonds in one or more series (each of which may be issued in one or more classes or tranches), and performing other activities relating thereto or otherwise authorized by this Financing Order. The SPE may issue storm-recovery bonds approved in this Financing Order, or in future financing orders, so long as

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 9

such future issuance does not adversely affect the ratings on the SPE's outstanding storm-recovery bonds.

      FPL proposed that the SPE may issue storm-recovery bonds in an aggregate amount not to exceed the principal amount approved by this Order or any future financing order and will pledge to an Indenture trustee or trustees, as collateral for payment of the storm-recovery bonds, the Bondable Storm-Recovery Property, including the SPE's right to receive the Storm Bond Repayment Charges as and when collected, and other collateral described in the Indenture. The SPE will not be permitted to engage in any other activities and will have no assets other than the Bondable Storm-Recovery Property and related assets to support its obligations under the storm-recovery bonds. Obligations relating to the storm-recovery bonds will be the SPE's only significant liabilities. These restrictions on the activities of the SPE and restrictions on the ability of FPL to take action on the SPE's behalf are imposed to ensure that the SPE will be bankruptcy-remote and not be affected by a bankruptcy of FPL or any of its affiliates.

      FPL proposed that the SPE will be managed by a board of managers with power similar to those of boards of directors of corporations. As long as the storm-recovery bonds remain outstanding, FPL proposed that the SPE will have at least one independent manager, that is, with no organizational affiliation with FPL or its affiliates. The SPE will not be permitted to amend the provisions of the LLC Agreement or other organizational documents that ensure bankruptcy-remoteness of the SPE without the consent of the independent manager. Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager. Other restrictions to ensure bankruptcy-remoteness may also be included in the organizational documents of the SPE as indicated by the rating agencies.

      FPL proposed that the SPE will have no staff to perform administrative services (such as routine corporate maintenance, reporting and accounting functions). FPL proposed that these services will be provided by FPL pursuant to the terms of the Administration Agreement.

      We generally accept FPL's proposals concerning the storm-recovery bond transaction structure outlined above. However, we hereby approve only the general transaction structure outlined above and do not approve the specific forms of transaction documents filed by FPL. Prior to offering a series of storm-recovery bonds to investors, the specific terms and conditions of that series of storm-recovery bond transaction documents shall be approved pursuant to the terms of this Order. In addition, we authorize the issuance of storm-recovery bonds through multiple SPEs should this become appropriate.

      The Servicer and the Servicing Agreement

      FPL proposed to execute a servicing agreement with the SPE (the "Servicing Agreement") which may be amended, renewed, or replaced by another servicing agreement in accordance with its terms. FPL will be the initial servicer but may be succeeded as servicer as detailed in the Servicing Agreement. Pursuant to the Servicing Agreement, the servicer is
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ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 10

required, among other things, to impose and collect the Storm Bond Repayment Charges for the benefit and account of the SPE, to make the periodic true-up adjustments of storm-recovery charges required or allowed by this Order, including periodic true-up adjustments to the Storm Bond Repayment Charge, and to account for and remit its collection of Storm Bond Repayment Charges to or for the account of the SPE in accordance with the remittance procedures contained in the Servicing Agreement without any charge, deduction, or surcharge of any kind, other than the servicing fee specified in the Servicing Agreement. Under the Servicing Agreement, if any servicer fails to fully perform its servicing obligations, the Indenture trustee or its designee may, and upon the instruction of the requisite percentage of holders of the outstanding bonds shall, appoint an alternate party to replace the defaulting servicer. The obligations of the servicer under the Servicing Agreement, the circumstances under which an alternate servicer may be appointed, and the conditions precedent for any amendment of such agreement will be more fully specified in this Order and in the Servicing Agreement. The rights of the SPE under the Servicing Agreement will be included in the collateral pledged to the Indenture trustee under the Indenture for the benefit of holders of the storm-recovery bonds.

      Trust Accounts

      FPL proposed that the SPE will establish a Collection Account as a trust account to be held by each Indenture trustee as collateral to ensure the timely payment of the principal, interest, and other costs related to the series of storm-recovery bonds. The Collection Account will include the General Subaccount, the Capital Subaccount and the Reserve Subaccount (referred to in this Order as the Excess Funds Subaccount), and may include other subaccounts if required to obtain triple-A ratings on the series of storm-recovery bonds.

      FPL proposed that Storm Bond Repayment Charge remittances from the servicer with respect to any series of storm-recovery bonds will be deposited into the General Subaccount. On a periodic basis, the money in this subaccount will be allocated to pay expenses of the SPE, to pay principal and interest on the series of storm-recovery bonds, and to meet the funding requirements of the other subaccounts. The money in the General Subaccount will be invested by the Indenture trustee in short-term high-quality investments with minimum management and other fees, and such money (including investment earnings) will be available to pay principal and interest on the series of storm-recovery bonds and all other components of the ongoing costs payable by the SPE.

      When a series of storm-recovery bonds is issued, FPL proposes that FPL will make a capital contribution to the SPE, which the SPE will deposit into the Capital Subaccount. The storm-recovery bond proceeds will not be used to fund this capital contribution. The amount of the capital contribution will be
0.5 percent of the original principal amount of the series of storm-recovery bonds. The Capital Subaccount will serve as collateral to ensure timely payment of principal and interest on the storm-recovery bonds. To the extent that the Capital Subaccount must be drawn upon to pay these amounts due to a shortfall in the Storm Bond Repayment Charge remittances, it will be replenished to its original level through the true-up process described below. The money in this subaccount will be invested in short-term high-quality investments with minimum management and other fees, and such money (including investment

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 11

earnings) will be available to pay principal and interest on the storm-recovery bonds and all other components of the ongoing costs payable by the SPE. Investment earnings in this subaccount will be released to the SPE in accordance with the Indenture, to the extent not required to pay principal and interest on the storm-recovery bonds and other financing costs under the Indenture.

      FPL proposed that the Excess Funds Subaccount will hold any Storm Bond Repayment Charge remittances and investment earnings on the Collection Account in excess of the amounts needed to pay current principal and interest on the series of storm-recovery bonds and to pay all of the other components of the ongoing costs payable by the SPE including, but not limited to, funding or replenishing the Capital Subaccount. Any balance in the Excess Funds Subaccount on a true-up adjustment date will be subtracted from amounts required for such period for purposes of the true-up adjustment. The money in this subaccount will be invested in short-term high-quality investments with minimum management and other fees, and such money (including investment earnings thereon) will be available to pay principal and interest on the storm-recovery bonds and all other components of the ongoing costs payable by the SPE.

      FPL proposed that the Collection Account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the series of storm-recovery bonds and all other authorized components of the ongoing costs payable by the SPE. If the amount of Storm Bond Repayment Charges remitted to the General Subaccount is insufficient to make all scheduled payments of principal and interest on the series of storm-recovery bonds and to make payment on all of the other components of the ongoing costs payable by the SPE, the Excess Funds Subaccount and the Capital Subaccount will be drawn down, in that order, to make those payments. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Upon the maturity of the series of storm-recovery bonds and the discharge of all obligations with respect to such bonds, remaining amounts in the Collection Account will be released to the SPE free of this lien of the Indenture and will be available for distribution by the SPE to FPL. As noted in this Order, equivalent amounts, less the amount of the Capital Subaccount and earnings thereon, will be credited by FPL to current customers' bills in the same manner that the charges were collected, or through a credit to the Reserve or the capacity cost recovery clause if this Commission determines at the time of retirement that a direct credit to customers' bills is not cost-effective.

      True-Ups of the Storm Charges

      Pursuant to Section 366.8260(2)(b)2.e. and (2)(b)4., Florida Statutes, the servicer of the Bondable Storm-Recovery Property will file for routine true-up adjustments to the storm-recovery charges at least semi-annually to ensure the recovery of Storm Bond Repayment Charge revenues sufficient to provide for the timely payment of the principal and interest on the storm-recovery bonds and of all of the other components of the ongoing financing costs payable by the SPE in respect of storm-recovery bonds as approved under this Order. This required periodic payment of all such amounts, including deficiencies on past due amounts for any reason, is referred to as the "Periodic Payment Requirement." The required periodic payment of all such amounts other than tax-related amounts described in Section 366.8260(1)(e)4.,
5. and 6. is

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 12

referred to as the "Periodic Bond Payment Requirement." Pursuant to Section 366.8260(2)(b)2.e., Florida Statutes, this Order must include a formula-based mechanism for making expeditious periodic adjustments in the storm-recovery charges that customers are required to pay under this Order and for making any adjustments that are necessary to correct for any overcollection or undercollection of the charges or to otherwise ensure the timely payment of the Periodic Bond Payment Requirement.

      Pursuant to Section 366.8260(2)(b)4., Florida Statutes, FPL shall file with the Commission at least once every six months a petition or a letter applying the formula-based mechanism and, based on estimates of consumption for each rate class and other mathematical factors, requesting administrative approval to make the necessary adjustments. The review of such a request shall be limited to determining whether there is any mathematical error in the application of the formula-based mechanism relating to the appropriate amount of any overcollection or undercollection of storm-recovery charges, including Storm Bond Repayment Charges, and the amount of an adjustment. Such adjustments shall ensure the recovery of revenues sufficient to provide for the payment of principal, interest, acquisition, defeasance, financing costs, or redemption premium and other fees, costs, and charges in respect of storm-recovery bonds approved under the Order (i.e., the Periodic Bond Payment Requirement).

      If necessary to secure the targeted triple-A credit ratings, FPL proposed that the servicer be authorized to seek a routine true-up as frequently as quarterly.

      FPL proposed that the servicer also be authorized to seek a non-routine true-up at any time following a base rate change that includes any change in the rate allocation among customers used in determining the storm-recovery charges, such changes to go into effect simultaneously with any changes to FPL's other base rates. FPL proposed that the servicer also be authorized to seek a non-routine true-up to amend the true-up methodology to address any systemic variances between estimated and actual collections of Storm Bond Repayment Charges. Any such amendment would be subject to Commission approval and confirmation that such amendment would not adversely affect the ratings on the storm-recovery bonds. FPL proposed that the Commission would have 90 days in which to process a non-routine true-up.

      FPL proposed that the servicer will file true-up adjustments in the manner described in the Servicing Agreement, received as Document No. WO-7 [Hearing Exhibit 35] to the testimony of Wayne Olson, Managing Director of Credit Suisse First Boston LLC, in this proceeding. FPL proposed that the form[s] and methodology for the true-ups shall be substantially as provided in Document No. KMD-8 [Hearing Exhibit 24] to the testimony of K. Michael Davis, FPL's Vice President, Controller and Chief Accounting Officer and described in the testimony of Dr. Rosemary Morley, FPL's Rate Development Manager.

      Bondable Storm-Recovery Property

      The Bondable Storm-Recovery Property to be sold by FPL to the SPE consists of: (1) certain rights and interests of FPL or successor or assignee of FPL under this Order, including the right to impose, bill, collect, and receive the Storm Bond Repayment Charge authorized in

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 13

this Order and to obtain periodic adjustments to such Storm Bond Repayment Charge as provided in this Order, and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in clause (1), regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds. The Bondable Storm-Recovery Property to be sold does not include any rights in and to the Storm Bond Tax Charge, which will be retained by FPL.

      State Pledge

      To encourage utilities to undertake securitization financing to fund storm-recovery activities, and to encourage investors to purchase storm-recovery bonds, the State of Florida has pledged to and agrees with bondholders, the owners of the Bondable Storm-Recovery Property, and other financing parties that the State will not impair the value of the Bondable Storm-Recovery Property, as further described in Section 366.8260(11), Florida Statutes; provided, however, that nothing in this State Pledge shall preclude limitation or alteration of this Order if full compensation is made by law for the full protection of storm-recovery charges collected pursuant to this Order and of bondholders and any assignee or financing party entering into a contract with FPL.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 14

                               FINDINGS OF FACT

      I. STORM-RECOVERY BONDS

      1. The issuance of storm-recovery bonds in the amount of up to $708,000,000 will reimburse FPL for reasonable and prudently incurred storm-recovery costs associated with the destructive back-to-back 2004 and 2005 storm seasons. Specifically, this represents the after-tax amount that will enable: (i) recovery of the unrecovered balance of FPL's 2004 storm-recovery costs currently being recovered through the 2004 storm surcharge and expected to be remaining as of July 31, 2006; (ii) recovery of FPL's unrecovered prudently incurred storm-recovery costs related to the four storms that affected its service territory in 2005; and (iii) replenishment of FPL's Reserve to a level of approximately $200 million. It also includes the amount needed to recover the estimated upfront bond issuance costs. Any difference between the estimated and actual balance of unrecovered 2004 and 2005 storm-recovery costs and between the estimated and actual financing costs shall be reflected in the amount of replenishment of the Reserve. Also, if market rates rise to such an extent that the initial average retail cents per kWh storm-recovery charge associated with the storm-recovery bond issuance would exceed the average retail cents per kWh charge associated with the 2004 storm surcharge now in effect, the aggregate amount of the storm-recovery bond issuance shall be reduced to an amount whereby the initial average retail cents per kWh storm-recovery charge will not exceed the average retail cents per kWh 2004 storm surcharge currently in effect, recognizing that any such adjustment may affect the resulting balance of the Reserve.

      II. STORM-RECOVERY COSTS

      2. Traditional methods for recovering storm-recovery costs and for establishing a Reserve include an accrual in base rates that is contributed to the Reserve and implementation of surcharges or special assessments to recover storm-recovery costs in excess of amounts in the Reserve. Most recently, in the 2004 Storm Order, this Commission approved (i) recovery of FPL's reasonable and prudently incurred restoration costs related to the hurricanes that struck FPL's service territory in 2004 in excess of the Reserve balance, subject to adjustments and terms set forth in that Order; and (ii) initiation of the 2004 storm surcharge to recover such restoration costs as adjusted. FPL's reasonable and prudently incurred 2004 storm season costs in excess of the Reserve currently are being recovered through a monthly storm-recovery surcharge equal to $1.65 for a monthly residential bill for usage of 1,000 kWh.

      3. In its application for a base rate increase in Docket No. 050045-El, FPL had proposed to increase the annual Reserve accrual in base rates to $120 million. The base rate proceeding was resolved pursuant to the Settlement Agreement negotiated and signed by all parties to the proceeding and approved by this Commission which, among other matters, addressed the issues of storm cost recovery and the replenishment of the Reserve. The Settlement Agreement was approved through the 2005 Rate Case Order.

      4. With respect to storm-recovery costs, the Settlement Agreement (a) suspended the then-current base rate accrual of $20.3 million effective as of January 1, 2006; (b) provided that FPL would be entitled to recover prudently incurred storm-recovery costs and replenish the

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 15

Reserve balance to a level to be approved by the Commission; and (c) allowed recovery of prudently incurred storm-recovery costs and replenishment of the Reserve through charges incremental to base rates, either through a charge established through Section 366.8260, Florida Statutes, and/or another form of surcharge.

      5. At the date of the Petition, FPL had an unrecovered balance associated with the 2004 storm-recovery costs approved by this Commission in the 2004 Storm Order. This is because the 2004 storm surcharge approved by this Commission to recover the costs associated with the 2004 storms has not been in place long enough to recover all of the costs approved in the 2004 Storm Order.

      6. With respect to 2005 storm-recovery costs, FPL incurred substantial costs to restore service to customers arising from four named storms: Dennis, Katrina, Rita, and Wilma. Because FPL's Reserve was depleted as a result of the 2004 storms, FPL advanced its own funds to pay for 2005 storm-recovery costs.

      Unrecovered 2004 Storm-Recovery Costs

      7. With respect to unrecovered 2004 storm-recovery costs, this Commission, in our 2004 Storm Order, approved collection of a $442.0 million 2004 Reserve deficiency by FPL from its retail customers. FPL has been collecting a surcharge for these costs since February 2005. FPL estimates that $212 million of this amount will remain to be collected as of July 31, 2006. This amount was estimated by adding monthly interest at the commercial paper rate to the unrecovered balance (as required by the 2004 Storm Order) and subtracting estimated billed revenues based on the average retail surcharge factor approved in the 2004 Storm Order multiplied by forecasted kWh sales. In addition to the costs to be recovered as a result of the 2004 Storm Order, this Commission also approved an adjustment to the 2004 storm costs of $21.7 million which was left as a deficit in the Reserve. The net amount remaining after considering FPL's 2005 storm accrual of $20.3 million and fund earnings of $0.1 million is $1.4 million. Accordingly, FPL calculates that the sum of the 2004 storm cost deficiency as of July 31, 2006, of $212 million, plus the net jurisdictional Commission adjustment of $1.3 million, totals $213.3 million of unrecovered jurisdictional 2004 storm-recovery costs.

      8. FPL included in its 2004 storm-recovery costs the $21.7 million that was charged back to the Reserve as an incurred storm cost in the 2004 Storm Order. Although this amount was not included for recovery in the 2004 storm surcharge, the charge-back was a deferral of the amount rather than a disallowance. We find that the $21.7 million is now eligible for recovery and shall be included in FPL's 2004 storm-recovery costs.

      9. The amount approved for recovery in the 2004 Storm Order included an estimated $21.5 million for uncompleted nuclear storm damage repairs. FPL now estimates this cost to be $15.4 million. The timing of nuclear unit repairs warrants economic and operating considerations. Because of the high replacement power costs that are incurred when a nuclear unit is off-line, damage assessment and repairs to certain equipment can only be performed during refueling outages, which occur approximately every 18 months. Thus, we find it appropriate to include the uncompleted nuclear storm damage repairs in FPL's 2004 storm-

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 16

recovery costs, although the amount shall be reduced by $6.1 million to reflect FPL's latest estimate for the cost of those repairs.

      10. FPL included $2,664,038 for outstanding claims and litigation costs in its 2004 storm-recovery costs. These litigation costs were reimbursements to assisting utilities for costs incurred when the assisting utilities' employees caused an accident or injury during storm restoration. Although the events associated with these pending actions occurred during storm restoration activities, they were not storm damage restoration activities themselves. There is also considerable uncertainty associated with estimating the final outcome of outstanding claims and pending lawsuits. For these reasons, the 2004 storm-recovery costs shall be reduced by $2,664,038 to remove these costs.

      11. FPL's 2004 storm-recovery costs reflect $7,419,810 billed to other parties for replacing joint-use poles owned by others. This amount was not used to reduce FPL's 2004 storm-recovery costs. The amount billed net of the normal capital costs of the poles was $5,432,966. We find that FPL's 2004 storm-recovery costs shall be reduced by this amount to offset the incremental costs associated with the replacement of joint-use poles owned by others.

      12. Based on Findings of Fact 8 - 11, we find that FPL's unrecovered jurisdictional 2004 storm-recovery costs shall be reduced by $14,129,568 plus a related interest reduction of $497,000. Thus, FPL's unrecovered jurisdictional 2004 storm-recovery costs eligible for recovery total $198,680,432. The calculation of this amount is shown in Appendix A to this Order.

      13. We find that FPL has properly accounted for the after-tax effects of interest on its unrecovered storm costs.

      Unrecovered 2005 Storm-Recovery Costs

      14. With respect to unrecovered 2005 storm-recovery costs, such amounts consist of known storm-recovery costs and an estimate of the costs of storm-recovery activities that are not completed or for which the costs are not yet known. Unrecovered 2005 storm-recovery costs were incurred to restore service following the damages sustained from four named storms: Dennis, Katrina, Rita and Wilma. FPL submitted with its Petition the supporting testimony of Mr. K. Michael Davis, Ms. Geisha J. Williams, and Mr. Mark Warner with respect to FPL's known and estimated 2005 storm-recovery costs.

      15. Monthly interest calculated at the commercial paper rate through July 31, 2006, is also included on FPL's estimate of the balances outstanding through that date. The amount of storm-recovery costs that will be financed will be reduced to recognize the income tax benefit received when the costs were deducted for income tax purposes.

      16. In determining the amount of unrecovered 2005 storm-recovery costs with respect to Hurricanes Dennis, Katrina, Rita and Wilma proposed for recovery in this proceeding, FPL has made adjustments to the 2005 storm-recovery costs consistent with the "Actual Restoration Cost Approach" addressed in Docket No. 930405-El, with an adjustment to remove normal

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 17

capital costs. FPL calculates that applying this adjustment method to the 2005 unrecovered storm-recovery costs results in total unrecovered pre-tax 2005 storm-recovery costs of $815.4 million, plus carrying costs estimated to be $11.5 million based on a storm-recovery bond issuance date of August 1, 2006.

      17. Under FPL's Actual Restoration Cost Approach, all costs - both normal and incremental - that were related to storm damage activities are charged to FPL's Reserve. We find that the inclusion of normal costs results in a double recovery, once through base rates and again through the Reserve. Accordingly, we find that an incremental cost approach, including an adjustment to remove normal capital costs, is the appropriate methodology to be used for booking FPL's 2005 storm-recovery costs to its Reserve.

      18. For 2005, FPL charged its Reserve for condenser tube repairs in the amount of $2,785,364. We find that these repairs were normal capital items. Thus, FPL's 2005 storm-recovery costs shall be reduced by this amount.

      19. For 2005, FPL charged $221,000 to its Reserve for hydrolasing the condenser tubes at Martin Units 1, 2, 3, and 4. Hydrolasing is conducted to clean the tubes to prepare for testing and is a normal, recurring maintenance procedure that would have been performed even without any storm activity. The costs of this regular maintenance procedure are included in FPL's base rates. Thus, consistent with the incremental cost approach, FPL's 2005 storm-recovery costs shall be reduced by $221,000.

      20. During 2005, FPL billed other power companies $9,095,845 for the loan of FPL personnel and equipment for storm restoration activities. We find that FPL's 2005 storm-recovery costs should be offset by these reimbursements to prevent any double recovery. This amount, however, should be reduced by $5,627,252 for items not included in FPL's base rates. Therefore, FPL's 2005 storm-recovery costs shall be reduced by the net amount of $3,468,593 to eliminate any double recovery.

      21. FPL estimated that it incurred or would incur $26,092,000 in ordinary payroll costs associated with the 2005 storms and $8,391,100 in related payroll benefits, all of which it charged to its Reserve. Because normal payroll has a capital component, all regular payroll charged to the Reserve is not just operations and maintenance work. The ordinary payroll costs charged to the Reserve for 2005 included $8,000,000 of regular payroll for employees that under normal working conditions would charge their time, or a portion of their time, to capital projects. Those costs are appropriately charged to the Reserve under the incremental cost methodology. Otherwise, the costs would effectively be disallowed for recovery because there is no provision to recover those costs in base rate operation and maintenance costs, and the costs cannot be assigned to non-existent capital projects.

      22. The ordinary payroll costs charged to the Reserve for 2005 also included $2,730,000 of regular payroll for employees that under normal working conditions would charge their time, or a portion of their time, to cost-recovery clause activity. Those costs are appropriately charged to the Reserve under the incremental cost methodology. Otherwise, the costs would effectively be disallowed for recovery because there is no provision to recover those

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 18

costs in base rate operation and maintenance costs, and the costs cannot be assigned to cost-recovery clause activity and recovered through the cost-recovery clauses. To insure that the $2,730,000 is not double-recovered (i.e., recovered through 2005 storm-recovery costs and through the cost-recovery clauses), FPL must provide substantiation of the reassignment of the $2,730,000 from clause activity to the Reserve in its cost-recovery clause true-up filings.

      23. We find that the remaining $15,362,000 of ordinary payroll expense ($26,092,000 - $8,000,000 capital payroll - $2,730,000 clause payroll) is includable in base rates, thus that amount shall be removed from FPL's 2005 storm-recovery costs. Applying FPL's overhead rate of 16.69 percent to this amount, we find that related payroll benefits of $2,563,918 shall also be removed from FPL's 2005 storm-recovery costs. This results in a total adjustment of $17,925,918.

      24. For 2005, FPL charged its Reserve $768,000 for exempt employee overtime incentives. Overtime incentive payments were made to exempt employees who, as a result of their normal pay grade classification, were not eligible for overtime pay. We find that salaried employees receive their compensation for the level of work that is required of them. They are not compensated based on a fixed number of hours of work. When overtime is required of salaried employees, they are responsible for providing that additional work for the salary they agreed to accept. For this reason, we find that FPL's 2005 storm-recovery costs shall be adjusted by removing the $768,000 charge related to exempt employee overtime incentives.

      25. FPL included tree trimming expenses in its 2005 storm-recovery costs. FPL's actual tree trimming expenditures were $1,100,000 less than the amount budgeted for 2005. Consistent with the incremental cost approach, FPL's 2005 storm-recovery costs shall be adjusted by removing $1,100,000 related to tree trimming expenses.

      26. FPL included fleet vehicle costs in its 2005 storm-recovery costs charged to the Reserve. It is undisputed that $5,738,000 of these costs were provided for in FPL's base rates. Accordingly, FPL's 2005 storm-recovery costs shall be reduced by $5,738,000, consistent with the incremental cost approach.

      27. FPL requested that $1.2 million in incremental vehicle costs be charged back to the Reserve. We find that some amount of incremental costs may have been incurred by FPL for vehicles, but the amount and inclusion of such costs in FPL's filing in this docket is in dispute. If the incremental amount was included in FPL's original filing, the amount should remain in FPL's 2005 storm-recovery costs; however, if it was not included, given that there is no explanation as to why it was not included, we do not believe it should be added back to the vehicle costs as proposed by FPL. We find no evidence that FPL included only the normal amount of vehicle costs in its filing without including the amount that exceeded its budget. Accordingly, no offsetting adjustment shall be made.

      28. FPL also requested that an allocation of $2,767,000 that it claims was made to capital costs should be added back to the amount of vehicle costs removed from its 2005 storm-recovery costs. We note that $1,525,159 of capital associated with vehicles was included in FPL's revised exhibits. We can find no explanation for the difference between these two

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 119

amounts. Because we cannot reconcile the two amounts, nor can we determine whether a capital adjustment of $2,767,000 was ever made by FPL in its filing, we find that no adjustment shall be made for capital costs.

      29. FPL included $6,187,253 of call center costs in its 2005 storm-recovery costs. We find that the amount is incremental to FPL's normal call center costs, thus, its inclusion is consistent with the incremental cost approach. FPL also included telecommunications expense in its 2005 storm-recovery costs. We find that $520,264 of this telecommunications expense was below the amount budgeted by FPL for 2005. Thus, we find that this amount of telecommunications expense is already included for recovery through FPL's base rates. Consistent with the incremental cost approach, we find that $520,264 of telecommunications expense shall be removed from FPL's 2005 storm costs.

      30. FPL included $2,528,196 in advertising costs and $144,068 in promotional costs in its 2005 storm-recovery costs. If advertising is found to be informational, educational, or safety-related in nature and beneficial to ratepayers, we generally allow recovery of the associated costs. If advertising is found to be institutional or image-enhancing, or otherwise provides no benefit to ratepayers, we generally do not allow recovery of the associated costs. See Order No. PSC-05-0748-FOF-EI, issued July 14, 2005, in Docket No. 041272-EI, In re: Petition for approval of storm cost recovery of extraordinary expenditures, related to Hurricanes Charley, Frances, Jeanne, and Ivan, by Progress Entergy Florida, Inc.; and Order No. PSC-02-0787-FOF-EI, issued June 10, 2002, in Docket No. 010949-EI, In re: Request for rate increase by Gulf Power Company. FPL charged its Reserve $577,272 for thank-you ads directed at non-FPL utility workers who assisted in FPL's storm recovery efforts. FPL also charged its Reserve $144,068 for public relations expenses. We find that these thank-you ads and public relations expenses were image-enhancing. Thus, these expenses shall be removed from FPL's 2005 storm-recovery costs.

      31. FPL charged its Reserve $404,627 for employee campaign radio and web advertisement expenses that it later reversed. FPL also charged its Reserve $17,949 related to conservation advertising expenses and later reversed this charge from the Reserve. We agree that these amounts should not have been charged to the Reserve.

      32. FPL included an estimated $3,582,000 in uncollectible expense in its 2005 storm-recovery costs. While we agree that there is a relationship between uncollectible expense and hurricane activity, the amount of such expense is difficult, if not impossible, to accurately project. We note that FPL estimated uncollectible expense related to the 2004 storm season to be $5.6 million, but only $1.4 million of that amount materialized. Thus, we have strong reservations about FPL's projection of the incremental amount of such expenses for 2005. In addition, we note that uncollectible expenses are not directly related to restoration of service. Further, we see uncollectible expenses as risks and note that FPL is compensated for risk through its rate of return on equity. For these reasons, we find that FPL's 2005 storm-recovery costs shall be reduced by $3,582,000.

      33. FPL reduced its 2005 storm-recovery costs by an estimated $63,855,000 to remove the normal cost of capital items that were repaired. FPL subsequently revised this

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 20

estimate to $72,600,000. We find that FPL's 2005 storm-recovery costs shall be reduced by $8,745,000 to reflect FPL's most recent estimate of the normal cost of capital items that should be removed.

      34. FPL charged its Reserve $3,816,864 for expenses related to landscaping work associated with the 2005 storms. We find that this type of work is a part of routine maintenance of landscaping. Further, although the amount of work may have been increased by the storms, FPL has not presented evidence that these expenses exceeded its normal budget for landscape maintenance. Consistent with the incremental cost approach, we find that FPL's 2005 storm-recovery costs should be adjusted by removing the $3,816,864 charge related to landscaping work.

      35. FPL estimated that it would incur $2,849,571 in lawsuit settlement costs associated with the 2005 storms and charged this amount to its Reserve. We find no evidence in the record that there were any incidents in 2005 that would result in FPL incurring litigation or settlement costs. Further, we find that such costs are not directly related to restoration of service. Therefore, FPL's 2005 storm-recovery costs should be adjusted by removing the $2,849,571 estimate for lawsuit settlement charges.

      36. FPL included an estimate of $44.5 million in contingencies in its 2005 storm-recovery costs. The record indicates that by February 28, 2006, FPL's estimated contingencies had been reduced to $26,253,351 and that by March 31, 2006, the estimated contingencies had been reduced to $7.5 million. Contingencies formally recognize uncertainty concerning factors such as scope of work, material costs, contractor availability and pricing, or the length of time for completion. We find that not all contingencies will be used and that it is inappropriate for ratepayers to pay through a surcharge for costs that may never be realized. Although a large portion of the contingencies have been realized or eliminated, the record does not indicate that an adjustment was made to the $44.5 million included in FPL's initial filing in this docket. We agree with OPC that the amount to be removed from FPL's 2005 storm-recovery costs is $26,253,351. Recognizing that some portion of the contingencies included in FPL's initial filing was likely used, we find that removal of this amount rather than the full $44.5 million of original contingencies is appropriate.

      37. FPL estimated that the cost of replacing poles belonging to other entities for the 2005 storm season was $10,564,384, including $4,156,615 in capital costs. Pursuant to joint use agreements with these other entities, FPL will be provided reimbursement of the reasonable costs and expenses that it would not have otherwise incurred if the owners of the poles had made the replacements. We find that costs to be reimbursed by other entities should not be paid by ratepayers. Accordingly, we find that FPL's 2005 storm-recovery costs shall be reduced by the $6,407,769 of expense related to replacing other entities' poles. Further, we find that the related amount FPL booked to capital - $4,156,615 - shall be removed from rate base when reimbursement is received from third parties.

      38. FPL included $245,025 of employee assistance costs in its 2005 storm-recovery costs. These costs cover items such as roof tarps, ice, and water provided by FPL to employees after a storm passes. These costs are clearly in the nature of employee benefits and are not

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 21

directly related to storm restoration activities. Thus, we find that the $245,025 charge for employee assistance costs shall be removed from FPL's 2005 storm-recovery costs.

      39. FPL charged its Reserve $316,250 for repair costs for a cooling tower fan at Martin Unit 8. FPL has made a warranty claim for these costs. The warranty claim is being contested by the manufacturer. Because these costs are subject to reimbursement under warranty, we find that the $316,250 charge shall be removed from FPL's 2005 storm-recovery costs. However, we authorize FPL to charge the Reserve for any portion of the $316,250 that is not ultimately recovered through the warranty.

      40. Because we have chosen to apply an incremental cost approach in this docket, FPL has requested that we take into account certain other items that FPL believes to be incremental costs or losses incurred as a result of the 2005 storm season.

      a. First, FPL requests that we take into account amounts not recovered through base rates due to disruption of service as a result of the 2005 storm season or the absence of customers after storms. FPL asserts that such unachieved base rate revenues amounted to $51,354,000. We decline to allow for recovery of this amount. While we believe that the methodology used by FPL to calculate the amount of energy sales not realized following the named storms in 2005 is reasonable, we acknowledge the concern presented by OPC that FPL has already recovered sufficient revenue from customers during the remainder of the 2005 storm season to cover its budgeted O&M expenses. Further, we believe that any unachieved base rate revenues are part of the weather-related business risk for any utility. Business risk is captured in the determination of a fair and reasonable rate of return for a utility. We find that ratepayers should not bear the adverse effects of this business risk while FPL earns a rate of return that takes this risk into account.

      b. Second, FPL requests that we take into account unbudgeted costs associated with compensated overtime, temporary labor, and/or contractors which were incurred to satisfy job responsibilities of other employees while they were assigned to storm duties. FPL estimates that the costs of this "backfill work" amount to $800,000. We decline to allow for recovery of this amount. While these costs may result as FPL employees are reassigned during storm restoration, we find that these costs are not directly related to restoration of service and therefore not properly chargeable to the Reserve. Thus, disallowing recovery of these costs is not inconsistent with the 2005 Settlement Agreement.

      c. Third, FPL requests that we take into account costs representing additional overtime work or contractor work performed until catch-up work is completed. Similarly, FPL requests that we take into account estimated costs of incremental outside contractor services and temporary labor resulting from work postponed due to storm restoration activities and accomplished after restoration was completed. FPL estimates that these costs amount to $7.8 million. We decline to allow for recovery of this amount for the same reasons we decline to allow for recovery of backfill work costs.

      d. Fourth, FPL requests that we take into account FPL's purchase of $1.2 million of vacation from employees who were unable to use earned vacation due to their work supporting

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 22

storm restoration. We find that these "vacation buy-back" costs were incurred as a result of a management decision concerning vacation policy and do not represent a cost directly related to restoration of service. Thus, we decline to allow for recovery of this amount.

      41. FPL did not propose a cut-off date for charging 2005 storm-recovery costs to its Reserve. We do not believe it is appropriate to allow FPL unlimited time to identify storm damage repair projects and to commence those repairs. Therefore, we find that FPL may charge its Reserve only for the projects already identified in this proceeding related to damage from the 2005 storm season on which construction has physically begun by December 31, 2006. By February 15, 2007, FPL shall submit a schedule identifying all allowable projects in progress as of December 31, 2006. This schedule must include the following information for each project: the amount actually spent to date; the estimated total cost; the start date; and the estimated completion date. Because of the high replacement power costs incurred when a nuclear unit is taken off-line for certain damage assessments and repairs, we find that FPL has justified delay in starting some of its storm-related repairs to nuclear units and shall be allowed to charge costs to its Reserve for such repair projects on which construction has physically begun by December 31, 2008.

      42. FPL proposed that its 2005 storm-recovery costs be trued-up when all restoration and repair work has been completed and all costs are known. We believe that the true-up process should be an ongoing process, and we find that FPL shall be required to provide an annual true-up report by March 1st of each year for the preceding year ended December 31st until all 2005 storm-related repairs are complete.

      Reasonableness and Prudence of 2005 Storm-Recovery Costs

      43. Pursuant to Section 366.8260(2)(b)1.b., this Commission may issue a financing order authorizing financing of reasonable and prudent storm-recovery costs, and any determination of whether storm-recovery costs are reasonable and prudent must be made with reference to the general public interest in, and the scope of effort required to provide, the safe and expeditious restoration of electric service.

      44. We find that an adjustment to the amount charged to FPL's Reserve for 2005 storm costs is warranted because: (i) all pole repairs necessitated by the 2004 storm season had not been completed prior to June 1, 2005; (ii) FPL does not know whether some of its facilities were attached to poles that met the requirements of the NESC prior to June 1, 2005; (iii) FPL has not shown that an increased level of pole inspection and maintenance would not have been prudent and funded by base rates; and (iv) FPL has not shown that its level of pole inspection and maintenance did not contribute to higher storm-recovery costs in 2005.

      45. We find no manner in which to precisely calculate the exact impact of FPL's pole inspection and maintenance practices on 2005 storm-recovery costs. This is particularly true given the uncertainty or lack of FPL's distribution pole specific data and the indiscriminate damage caused by storms. As a result of recent Commission actions, we expect to have more detailed and precise data available in the future. Absent such information, for purposes of this proceeding, we find that the methodology presented by OPC witness Byerley provides a

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 23

reasonable framework for calculating an adjustment. Using this framework, the record supports a finding that the total cost for replacement of poles and conductors related to the FPL-owned poles that failed due to deterioration is $2.2 million.

      46. To calculate this amount, we start by noting the record supports a finding that 6,925 FPL-owned poles failed as a result of the 2005 storm season. Of those, the record indicates that 28 percent were creosote poles, and that 46 percent failed due to deterioration. Assuming a replacement cost of $2,000 per pole (based on the average amount billed by FPL to other entities for pole replacement), the total replacement cost for FPL-owned creosote poles that failed due to deterioration is $1.8 million. To determine the estimated conductor replacement cost per replaced pole, the record supports use of a factor of .26 to apply and add to the total pole replacement cost. This calculation yields a total replacement cost for poles and conductors related to the FPL-owned poles that failed due to deterioration of $2.2 million. Of this amount, 25 percent, or $550,000, is attributed to capital costs. FPL shall reduce its rate base by this amount. FPL shall reduce the charges to its Reserve by the remaining $1.65 million.

      47. We find that a separate adjustment to the amount charged to FPL's Reserve for 2005 storm costs is warranted because: (i) in 2004, FPL was aware of avoidable tree-related customer outages; (ii) in 2004 and 2005, FPL limited the implementation of a program that contributes to decreased tree-related customer outages; (iii) FPL has failed to show that its reduction to the level of vegetation management, which was included in its last rate case, was prudent; and (iv) FPL has failed to demonstrate that its reduced level of vegetation management did not contribute to higher storm-recovery costs in 2005.

      48 We find no manner in which to precisely calculate the exact impact of FPL's vegetation management practices on 2005 storm-recovery costs. This is particularly true given the uncertainty or lack of FPL's distribution pole specific data and the indiscriminate damage caused by storms. However, we find that the methodology presented by OPC witness Byerley provides a reasonable framework for calculating an adjustment. Using this framework, the record supports a finding that the total cost for replacement of poles and conductors related to the poles that failed due to avoidable vegetation-related outages is $3.4 million.

      49. To calculate this amount, we start by noting the record supports a finding that 11,400 poles supporting FPL facilities failed as a result of the 2005 storm season. Although FPL does not own all of those poles, we believe that FPL's responsibility to provide reliable service extends to the consequences associated with managing vegetation around third-party poles supporting FPL facilities as much as it applies to its own poles. Of those 11,400 pole failures, the record indicates that 24 percent were vegetation-related, and that 50 percent of those failures were avoidable. Assuming a replacement cost of $2,000 per pole (based on the average amount billed by FPL to other entities for pole replacement), the total replacement cost for the poles that failed due to vegetation management practices is $2.7 million. To determine the estimated conductor replacement cost per replaced pole, the record supports use of a factor of .26 to apply and add to the total pole replacement cost. This calculation yields a total replacement cost for poles and conductors related to the failed poles of $3.4 million. Of this amount, 25 percent, or $850,000, is attributed to capital costs. FPL shall reduce its rate base by this amount. FPL shall reduce the charges to its Reserve by the remaining $2.55 million.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 24

      50. We find that an adjustment to FPL's rate base is warranted because:
(i) in 1998, FPL became aware that a problem existed with respect to loose or missing bolts critical to the structural integrity of the towers on its Conservation-Corbett 500 KV transmission line; (ii) FPL's 1998 analysis of this problem called for a revised construction standard for bolts on these towers; (iii) FPL failed to implement this revised construction standard prior to the 2005 storm season; and (iv) the Conservation-Corbett line failed during Hurricane Wilma as a result of loose and/or missing bolts, also damaging a portion of the adjacent Alva-Corbett 230 KV transmission line.

      51. The costs of replacing the failed structures amounted to an estimated $11,900,000 for the Conservation-Corbett line and $100,000 for the Alva-Corbett line. FPL booked these costs as capital items. Accordingly, we find that FPL's rate base should be reduced by the total of $12,000,000.

      52. We find that FPL has not refused to comply with, and has not willfully violated, any rule, order, or statute administered by the Commission specific to its inspection and maintenance of distribution and transmission poles. Accordingly, we find no basis to impose fines or comparable penalties upon FPL related to its inspection and maintenance of distribution and transmission poles.

      53. FPL included $11,481,000 of interest in its 2005 storm-recovery costs. We find that it is appropriate to accrue and collect interest on the unrecovered amount of FPL's 2005 storm-recovery costs. However, the amount of interest should be reduced by $1,267,493 to reflect the adjustments in our prior findings.

      54. Based on Findings of Fact 14-53, we determine based upon the record in this proceeding that storm-recovery costs incurred in connection with the 2005 storm season in the amount of $735,569,138 million (jurisdictional) have been proven to be reasonable and prudent. We also authorize the recovery of the costs to finance the deficit in the Reserve until storm-recovery bonds are issued, pursuant to Section 366.8260(1)(n), Florida Statutes. The calculation of this amount is shown in Appendix A to this Order.

      55. Witness Joseph Jenkins testified that this Commission should consider requiring FPL's shareholders to share up to 20% of the cost of reasonable and prudent storm restoration activities. We decline to require such sharing. We find that disallowance of otherwise prudently incurred direct storm restoration costs could send the wrong signal to Florida utilities who have an obligation to provide efficient electrical service and who we expect to act expeditiously to restore service following a storm. Further, this type of sharing is not consistent with the 2005 rate case Settlement Agreement that was approved by this Commission.

      56. We note that FPL's ratepayers have faced substantial hardship as a result of the 2005 storm season. Hurricane Wilma alone caused over $700 million of storm costs in FPL's service territory and was a major contributor to the drastic increase in fuel costs that resulted in a significant increase in FPL's fuel charges in January 2006. By virtue of our findings in Findings of Fact 32, 40a, 40b, 40c, 40d, and 44-51, FPL's shareholders are not completely insulated from the adverse effects of the 2005 storm season. They are required to bear the costs that we have

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 25

determined are too indirect to qualify for recovery as storm restoration costs and the costs that we have disallowed as imprudently incurred. We find that even with these exclusions and disallowances, FPL's financial status will remain viable and the use of storm-recovery bonds to recover and finance FPL's storm-recovery costs and replenish its Reserve will serve to strengthen FPL's financial position.

III. RESERVE

      57. FPL proposed that its Reserve be replenished to a level of $650 million to be financed through storm-recovery bonds authorized in this proceeding. Intervenors support funding the Reserve to a level of between $0 and $200 million. The record clearly establishes that the level of FPL's Reserve has no impact on FPL's exposure to storms. Further, under the current approach to the recovery of storm restoration costs, the risk associated with a lower reserve level (i.e., the possibility of storm restoration costs exceeding the Reserve, leading to subsequent customer charges) and the risk associated with a higher reserve level (i.e., paying charges now for storm restoration costs that do not materialize) is completely borne by FPL's customers. The customers represented in this proceeding have made clear that they would rather pay to fund the Reserve to a lower level now and risk future rate volatility than pay to fund the Reserve to a higher level before future storm restoration costs have been incurred.

      58. Given that FPL has the opportunity to seek recovery of future storm restoration costs through either a surcharge or securitization pursuant to the 2005 Settlement Agreement and applicable law, and given the preference of FPL's customers to face that risk when such costs actually materialize, we decline to approve funding of FPL's Reserve to a level of $650 million through the storm-recovery bonds authorized to be issued under the terms of this Order. We find that funding FPL's Reserve to a level of $200 million is appropriate and will (i) reduce the incidental costs associated with issuance of the storm-recovery bonds authorized to be issued under the terms of this Order, (ii) provide more critical review of FPL's charges to its Reserve, and
(iii) result in lower overall storm-recovery charges at this time.

      59. The amount approved in Finding of Fact 58, after any applicable taxes, shall be credited to and held in a funded Reserve the use of which shall be restricted to purposes consistent with Rule 25-6.0143, Florida Administrative Code, for Account No. 228.1, Accumulated Provision for Property Insurance.

IV. UPFRONT BOND ISSUANCE COSTS

      60. Upfront bond issuance costs, which will be financed from the proceeds of the storm-recovery bonds, include the fees and expenses, including legal expenses, associated with the efforts to obtain this Financing Order, as well as the fees and expenses associated with the structuring, marketing, and issuance of each series of bonds, including counsel fees, structural advisory fees, underwriting fees and original issue discount, rating agency and trustee fees (including trustee's counsel), accounting and auditing fees, printing and marketing expenses, stock exchange listing fees and compliance fees, filing fees, any applicable taxes (including any documentary transfer tax, if applicable), and the costs of any financial advisor and outside counsel retained by the Commission to assist the Commission in performing its responsibilities

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 26

under Section 366.8260(2)(b)2. and 5., Florida Statutes, specifically including services provided in assisting this Commission in its active role on the Bond Team responsible for the structuring, marketing, and pricing of the storm-recovery bonds as discussed in this Financing Order. Upfront bond issuance costs include reimbursement to FPL for amounts advanced for payment of such costs. Upfront bond issuance costs may also include other types of credit enhancement, not specifically described herein, including letters of credit, reserve accounts, surety bonds, interest rate swaps, and other mechanisms designed to promote the credit quality and marketability of the storm-recovery bonds. The upfront costs of any credit enhancements shall be included in the amount of costs to be securitized. Upfront bond issuance costs do not include debt service on the storm-recovery bonds or other ongoing costs, which are addressed later in this Order.

      61. FPL has provided estimates of upfront bond issuance costs totaling $11.4 million in Document No. MPD-3 [Hearing Exhibit 8], which is attached to Mr. Dewhurst's testimony. We expect that actual upfront bond issuance costs may be lower due to the principal amount of storm-recovery bonds authorized by this Order being lower than the principal amount requested by FPL. FPL shall update the upfront bond issuance costs prior to the pricing of any series of storm-recovery bonds.

      62. Certain upfront bond issuance costs, such as fees for underwriters' services, underwriters' counsel, trustee services, and printing services shall be procured through a competitive solicitation process to achieve lower costs. The development of the competitive solicitation and selection of underwriters, underwriters' counsel, and other transaction participants other than issuer's counsel shall be overseen by the Bond Team subject to the procedure set forth in Finding of Fact 136 to ensure that the process is truly competitive, will provide the greatest value to ratepayers, and will result in the selection of transaction participants that have experience and ability to achieve an efficient and lowest cost transaction.

      63. Within 120 days after the issuance of storm-recovery bonds, FPL is required to file with this Commission information on the actual costs of the storm-recovery bond issuance, including upfront bond issuance costs. This Commission shall review such information to determine if such costs incurred in the issuance of the bonds resulted in the lowest overall costs that were reasonably consistent with market conditions at the time of issuance and the terms of this Order. Any incremental issuance costs in excess of the lowest overall costs will be disallowed by requiring FPL to make a contribution to its Reserve in an amount equal to the excess of actual issuance costs incurred and paid for out of storm-recovery bond proceeds and the lowest overall costs as determined by this Commission. Section 366.8260(2)(b)5., Florida Statutes. No adjustment to the storm-recovery charges will be made for any such excess upfront bond issuance costs.

      64. We acknowledge the actual upfront bond issuance costs to some degree are dependent on the timing of issuance, market conditions at the time of issuance, and other events outside the control of FPL, such as possible litigation, possible review by the SEC, and rating agency requirements. We also acknowledge that the costs of any financial advisor to this Commission and any outside legal counsel to this Commission to assist us in performing our responsibilities under Section 366.8260(2)(b)2. and 5., Florida Statutes, including services

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 27

provided in assisting us in our active role on the Bond Team responsible for the structuring, marketing, and pricing of the storm-recovery bonds, are costs which are at least in part within the control of this Commission and such costs are fully recoverable from storm-recovery bond proceeds to the extent such costs are eligible for compensation and approved for payment under the terms of such party's contractual arrangements with the Commission, as such arrangements may be modified by any amendment entered into at the Commission's sole discretion.

V. STORM-RECOVERY CHARGE

      65. To repay the storm-recovery bonds and associated financing costs and tax liabilities, FPL is authorized to impose a storm-recovery charge to be applied on a per-kWh basis to all applicable customer classes over a period of approximately twelve years. The storm-recovery charge is non-bypassable, and must be paid by all customers receiving transmission or distribution services from FPL or its successors or assignees under Commission-approved rate schedules or under special contracts, even if the customer elects to purchase electricity from an alternative electricity supplier following a fundamental change in regulation of public utilities in this state. Section 366.8260(1)(m) and (2)(b)2.c., Florida Statutes. In the event that there is a fundamental change in the regulation of public utilities, the storm-recovery charge (including without limitation the Storm Bond Repayment Charge) shall be collected in a manner that will not adversely affect the rating on the storm-recovery bonds.

      66. The storm-recovery charge consists of two separate and distinct charges, a Storm Bond Repayment Charge which is authorized to provide for repayment of principal and interest on storm-recovery bonds and ongoing costs (as further described below) and a Storm Bond Tax Charge, which is authorized to recover Taxes associated with the collection of the storm-recovery charge to the extent such Taxes are not otherwise recovered from customers through other rates or charges.

      67. The Storm Bond Repayment Charge covers the cost associated with repayment of principal and interest on storm-recovery bonds and other ongoing costs. In addition to debt service on the storm-recovery bonds, ongoing costs include without limitation servicing fees, legal and accounting costs, trustee fees, rating agency fees, administrative costs, the costs of funding any reserves (such as the replenishment of the Capital Subaccount) and miscellaneous other fees associated with the servicing of the storm-recovery bonds. Ongoing costs may also include the ongoing costs of other types of credit enhancement, not specifically described herein, including letters of credit, reserve accounts, surety bonds, interest rate swaps and other mechanisms designed to promote the credit quality and or lower the interest costs of the storm-recovery bonds. For the purpose of determining the Storm Bond Repayment Charge, ongoing costs do not include the Taxes associated with the collection of the storm-recovery charge, which will be recovered by FPL through the Storm Bond Tax Charge to the extent such Taxes are not otherwise recovered from customers through other rates or charges.

      68. Document No. MPD-3 [Hearing Exhibit 8], attached to the testimony of FPL witness Moray P. Dewhurst, the Company's Vice President of Finance and Chief Financial Officer, provides an estimate of the ongoing costs associated with the storm-recovery bonds, which, in addition to debt service, will be recovered through the Storm Bond Repayment Charge.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 28

Certain of these ongoing costs, such as the administration fees and the amount of the servicing fee for FPL (as the initial servicer) are determinable, either by reference to an established dollar amount or a percentage, on or before the issuance of the storm-recovery bonds. Other ongoing costs will vary over the term of the bonds.

      69. The Storm Bond Tax Charge covers the Taxes associated with the collection of the storm-recovery charges to the extent such Taxes are not otherwise recovered from customers through other rates or charges. Ongoing Taxes recoverable through the Storm Bond Tax Charge and the storm-recovery property retained by FPL are:

      a. Any taxes and license fees imposed on the revenues generated from the collection of storm-recovery charges;

      b. Any income taxes resulting from the collection of storm-recovery charges in any such case whether paid, payable, or accrued;

      c. Any state and local taxes, franchise, gross receipts, and other taxes or similar charges, including but not limited to, regulatory assessment fees, in any such case whether paid, payable, or accrued.

      Computation of the Storm-Recovery Charges

      70. A formula-based mechanism as described in Section 366.8260(2)(b)4., Florida Statutes, to calculate, and adjust from time to time, the storm-recovery charges for each customer class was submitted by FPL. FPL submitted with its Petition the supporting testimony of Mr. Davis, which provided the true-up mechanism to determine the Periodic Bond Payment Requirement to be recovered from the Storm Bond Repayment Charge and the associated Taxes to be recovered from the Storm Bond Tax Charge (the "True-Up Mechanism"). This formula is attached as Appendix B.

      71. FPL submitted with its Petition the supporting testimony of Dr. Morley with respect to allocation of these periodic costs and the computation of the Storm Bond Repayment Charge and Storm Bond Tax Charge for each customer class. As discussed in the testimony of Dr. Morley, FPL computed the estimated Storm Bond Repayment Charge and Storm Bond Tax Charge, as described in Section 366.8260(1)(m), Florida Statutes. In summary, Section 366.8260, Florida Statutes, provides for the recovery of the retail jurisdictional portion of storm-recovery costs through storm-recovery bonds. Accordingly, in order to compute the charges, FPL first separated storm restoration costs between the retail and wholesale jurisdictions, and excluded the wholesale portion from further storm-recovery charge computations. FPL then added to the retail jurisdictional portion of the unrecovered 2004 and 2005 storm restoration costs (unadjusted), its proposed estimated $650 million storm-recovery reserve, and its estimate of upfront bond issuance costs discussed above.

      72. FPL then allocated the total costs described above among the FPL customer rate classes in the manner in which these costs or their equivalent were allocated in the cost-of-service study filed by FPL in connection with FPL's last rate case, as required by

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 29

Section 366.8260(2)(b)2.h., Florida Statutes. Based upon the jurisdictional allocation, the customer rate class allocation, and the estimated twelve-year recovery period for the storm-recovery charge, FPL used a kWh sales forecast sponsored in the testimony of FPL witness Dr. Leo Green to calculate the proposed storm-recovery charge per kWh by rate class. The resulting Storm Bond Repayment Charge and Storm Bond Tax Charge were then set forth in proposed tariff revisions needed to implement the Storm Bond Repayment Charge and Storm Bond Tax Charge.

      73. We hereby authorize the use of the True-Up Mechanism proposed by FPL to calculate and adjust from time to time the Storm Bond Repayment Charge and the Storm Bond Tax Charge.

      74. To improve the credit quality of the storm-recovery bonds in light of the estimated twelve-year maturities of the storm-recovery bonds, each customer class of FPL will, by operation of Section 366.8260, Florida Statutes, be required to accept joint and several liability for payment of FPL's storm-recovery bonds. Although holders of storm-recovery bonds may not arbitrarily seek to impose the entire burden of repaying storm-recovery bonds on a single customer or a select group of customers outside the True-Up Mechanism, this means that any delinquencies or under-collections in one customer class will be taken into account in the application of the True-Up Mechanism to adjust the storm-recovery charge for all customers of FPL, not just the class of customers from which the delinquency or under-collection arose.

      Treatment of Storm-Recovery Charge in Tariff and on Customer Bills

      75. The tariff applicable to customers shall indicate the storm-recovery charge and the ownership of the right to receive that charge. The proposed tariff sheet, submitted as Document No. RM-11 [Hearing Exhibit 64], attached to Dr. Morley's testimony, reflects the needed language. By stipulation of the parties to this proceeding, the storm-recovery charge will be recognized as a separate line item on customer bills.

      Allocation of Collections

      76. FPL proposed that storm-recovery charge collections be allocated based on FPL's existing methodology. Under that methodology, FPL would assign cash collections on a customer-by-customer basis. The first dollars collected would be applied pro rata to past due balances, if any. Once those balances are paid in full, if cash collections are not sufficient to pay a customer's current bill then the cash would be prorated between the different components of the bill.

      77. To protect the interests of customers, we find that partial payments should be allocated first to the Storm Bond Repayment Charge, including any past-due Storm Bond Repayment Charge.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 30

      Guaranteed True-Up of Storm-Recovery Charges

      78. After issuance of storm-recovery bonds, FPL will submit not less often than every six months a petition or a letter for our staff's review, as described in Section 366.8260(2)(b)4., Florida Statutes, and in the form attached as an exhibit to the Servicing Agreement (a "True-Up Adjustment Letter"). The True-Up Adjustment Letter will apply the formula-based True-Up Mechanism described above and in Appendix B to this Financing Order for making expeditious periodic adjustments in the Storm Bond Repayment Charge and Storm Bond Tax Charge to correct for any overcollection or undercollection of the charges or to otherwise ensure the timely payment of Periodic Bond Payment Requirement(3), other financing costs (including Taxes), and other required amounts and charges payable in connection with the storm-recovery bonds, as described in Section 366.8260(2)(b)2.e. and required by Section 366.8260(2)(b)4., Florida Statutes. Along with each True-Up Adjustment Letter, FPL shall provide workpapers showing all inputs and calculations, including its calculation of the Storm Bond Repayment Charge and Storm Bond Tax Charge by rate class. Consistent with Section 366.8260(2)(b)4., Florida Statutes, our staff, upon the filing of a True-Up Adjustment Letter made pursuant to this Order, will either administratively approve the requested true-up calculation in writing or inform FPL of any mathematical errors in its calculation as expeditiously as possible but no later than 60 days following FPL's true-up filing. Notification and correction of any mathematical errors shall be made so that the true-up is implemented within 60 days of FPL's true-up filing. If no action is taken within 60 days of the true-up filing, the true-up calculation shall be deemed correct. Upon administrative approval or the passage of 60 days without notification of a mathematical error, no further action of this Commission will be required prior to implementation of the true-up.

      79. To guarantee adequate storm-recovery charge collections and to avoid large over-collections and under-collections over time, we direct that the servicer shall reconcile storm-recovery charges using FPL's most recent forecast of electricity deliveries (i.e., forecasted billing units) used for all corporate purposes and FPL's estimates of related expenses. Each periodic true-up adjustment should ensure that Storm Bond Repayment Charge collections are sufficient to meet the Periodic Bond Payment Requirement.

      80. Consistent with Section 366.8260(2)(b)2.e. and (2)(b)4., Florida Statutes, and this Financing Order, the servicer will file True-Up Adjustment Letters not less often than every six months. The servicer may also make a true-up adjustment (i) to be effective simultaneously with a base rate change that includes any change in the rate allocation among customers used to determine the storm-recovery charges, such true-up to go into effect simultaneously with any changes to FPL's other base rates, and (ii) if required to obtain the requisite triple-A ratings,


-----------------
(3) The Periodic Bond Payment Requirement will be composed of the following components for each collection period: (i) the payments of the principal of and interest on the storm-recovery bonds issued by the SPE, in accordance with the expected amortization schedule, including deficiencies on past-due principal and interest for any reason; (ii) ongoing financing costs payable during the collection period, including without limitation, the operating costs of the SPE, the cost of servicing the storm-recovery bonds, trustee fees, rating agency fees, legal and accounting fees, and other related fees and expenses; and (iii) the cost of funding and/or replenishing the Capital Subaccount and any other credit enhancements established in connection with the storm-recovery bonds issued by the SPE.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 31

every three months, which adjustment will also constitute a routine true-up and will be implemented based upon the same time frames as the semi-annual true-ups.

      81. We find that this True-Up Mechanism together with the broad based nature of the State Pledge set forth in Section 366.8260(11), Florida Statutes, constitute a guarantee of regulatory action for the benefit of investors in storm-recovery bonds, and we anticipate that stress case analyses will show that these features will serve to effectively eliminate for all practical purposes and circumstances any credit risk associated with the storm-recovery bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest obligations when due). We direct that this transaction be structured to achieve this result.

      82. This Commission finds that this guaranteed True-Up Mechanism combined with the non-bypassability of the Storm Bond Repayment Charge should be viewed favorably under international risk weight rules of foreign banking regulators. This should further expand the competition for storm-recovery bonds and could lead to lower costs for customers.

      83. This Commission finds that True-Up Adjustment Letters will be based upon the cumulative differences, regardless of the reason, between the Periodic Bond Payment Requirement (including scheduled principal and interest payments on the storm-recovery bonds) and the amount of Storm Bond Repayment Charge remittances to the Indenture trustee. True-up procedures are necessary to ensure full recovery of amounts sufficient to meet the Periodic Bond Payment Requirements over the expected life of the storm-recovery bonds. To ensure adequate Storm Bond Repayment Charge revenues to fund the Periodic Bond Payment Requirement and to avoid large overcollections and undercollections over time, the servicer will reconcile the Storm Bond Repayment Charges using FPL's most recent forecast of electricity deliveries (i.e., forecasted billing units) used for all corporate purposes and FPL's estimates of related expenses. The calculation of the Storm Bond Repayment Charges will also reflect both a projection of uncollectible Storm Bond Repayment Charges and a projection of payment lags between the billing and collection of Storm Bond Repayment Charges based upon FPL's most recent experience regarding collection of Storm Bond Repayment Charges.

      84. The servicer may also request an amendment to the True-Up Mechanism if it deems this necessary or appropriate to address any material deviations between Storm Bond Repayment Charge collections and Periodic Bond Payment Requirements. Any such amendment would be subject to approval within the 60-day approval period contemplated by 366.8260(2)(b)4., and could be undertaken only if such change would not adversely affect the credit ratings on outstanding storm-recovery bonds.

      85. The Storm Bond Tax Charge will be adjusted at the same time and in the same manner as the Storm Bond Repayment Charge.

VI. MITIGATION OF RATE IMPACTS

      86. Section 366.8260(2)(a)7., Florida Statutes, requires an electric utility petitioning the Commission for a financing order to "estimate any cost savings or demonstrate how it would avoid or significantly mitigate rate impacts to customers resulting from financing storm-recovery

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 31

costs with storm-recovery bonds as opposed to the traditional method of recovering such costs from customers and through alternative financing methods available to the electric utility." Traditional methods for recovering storm-recovery costs and for establishing a Reserve include an accrual in base rates that is contributed to the Reserve and implementation of surcharges or special assessments to recover storm-recovery costs in excess of amounts in the Reserve.

      87. If storm-recovery bonds are not issued, FPL has proposed recovery of 2005 storm-recovery costs and replenishment of its Reserve through the alternative, more traditional method of recovering such amounts through the implementation of surcharges. This alternative involves the implementation of a new surcharge designed to recover 2005 storm-recovery costs and a second new surcharge designed to replenish FPL's Reserve, in addition to the presently effective 2004 storm surcharge. As proposed, the 2004 storm surcharge would be left in place until FPL's Commission-approved 2004 storm-recovery costs have been recovered, and the two new surcharges would be applied over approximately three years. Based on the unadjusted amount of 2005 storm-recovery costs requested by FPL and the unadjusted level to which FPL requested its Reserve be funded through this proceeding, FPL forecasted that the application of this alternative, more traditional method of recovering these costs through surcharges would result in approximately $6.84 of total storm-related surcharges being imposed on a typical (1,000 kWh) residential bill so long as both surcharges remain in effect, and approximately $5.19 of storm-related surcharges being imposed on a typical (1,000 kWh) residential bill when the 2004 storm surcharge ends. Upon those surcharges recovering all approved costs, FPL forecasts that customers' bills would reflect no 2004 or 2005 storm restoration costs.

      88. In contrast, based on FPL's unadjusted request to recover its 2004 and 2005 storm-recovery costs and to fund its Reserve to a level of $650 million through the issuance of $1,050 million of 12-year maturity storm-recovery bonds, FPL estimates that a storm-recovery charge of approximately $1.58 would be imposed on a typical (1,000 kWh) residential bill through 2018 when the storm-recovery bonds are to be retired.

      89. Thus, we find that the issuance of the storm-recovery bonds and the imposition of the storm-recovery charges authorized by this Order are reasonably expected to significantly mitigate rate impacts to customers as compared with alternative, more traditional methods of financing or recovering storm-recovery costs and replenishing the Reserve. Likewise, through implementation of the required standards and procedures established in this Order, we find that the structuring, marketing, pricing, and financing costs of the storm-recovery bonds are reasonably expected to significantly mitigate rate impacts to customers as compared with alternative methods of financing or recovering storm-recovery costs and replenishing the Reserve.

      90. In the event that the issuance of storm-recovery bonds authorized by this Order is unduly delayed, FPL is not precluded from filing a petition for implementation of an interim surcharge for the purpose of initiating recovery of the 2005 storm-recovery costs approved in this Order. If such a surcharge is implemented, it shall be discontinued when storm-recovery bonds are issued. The amount of storm-recovery bonds issued would be adjusted for the impact of collections of this surcharge.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 33

VII. FLEXIBILITY

      91. Section 366.8260(2)(b)2.g, Florida Statutes, requires this Commission to specify the degree of flexibility to be afforded to FPL in establishing the terms and conditions of the storm-recovery bonds, including, but not limited to, repayment schedules, interest rates, and other financing costs. Furthermore, Section 366.8260(2)(b)2.j., Florida Statutes, directs this Commission to "[i]nclude any other conditions that the Commission considers appropriate and that are not otherwise inconsistent with this section." While we recognize the need for some degree of flexibility with regard to the final details of the storm-recovery bond securitization transaction approved in this Financing Order, our primary focus is on ensuring that the structuring, marketing, and pricing of storm-recovery bonds achieves the lowest cost objective and the greatest possible customer protections. Therefore, we find and direct that the standard for this Order should be that the structuring, marketing, and pricing of storm-recovery bonds will result in the lowest storm-recovery charges that will achieve the lowest cost objective and the greatest possible customer protections.

      92. Subject to review and approval by the Bond Team (pursuant to the procedures set forth in Finding of Fact 136), and subject to a possible stop order of the Commission issued no later than 5:00 p.m. Eastern time on the third business day following pricing as provided in this Order, FPL shall be afforded flexibility in determining the final terms of each series of the storm-recovery bonds, including payment and maturity dates, interest rates (or the method of determining interest rates), the terms of any interest rate swap agreement or similar agreement, the creation and funding of any supplemental capital, reserve or other subaccount, and the issuance of storm-recovery bonds through either one SPE or multiple SPEs, except as otherwise provided in this Financing Order.

      93. FPL proposed that the SPE issue storm-recovery bonds with an expected term of approximately 12 years. We find that storm-recovery bonds should be issued in one or more series, each series of storm-recovery bonds should be issued in one or more tranches, and the storm-recovery bonds should be structured through the collaborative efforts of the Bond Team pursuant to the procedures set forth in Finding of Fact 136, to achieve the lowest cost objective. Further, the storm-recovery bonds shall be structured to provide a combined Storm Bond Repayment Charge and Storm Bond Tax Charge per kWh to each residential customer that is expected to be level over the period of recovery if the actual seasonal and year-to-year changes in load match the changes forecast at the time the series of storm-recovery bonds is structured.

      94. As is the case with most debt issuances, the cost of the debt, i.e., the effective interest rate, will not be known until the storm-recovery bonds are priced. If market rates rise to such an extent that the initial average per kWh storm-recovery charge associated with the storm-recovery bond issuance would exceed the average retail per kWh charge associated with the 2004 storm surcharge now in effect, the aggregate amount of the storm-recovery bond issuance shall be reduced to an amount whereby the initial average per kWh storm-recovery charge would not exceed the average retail per kWh charge associated with the 2004 storm surcharge now in effect.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 34

      95. As noted above, certain costs, such as debt service on the storm-recovery bonds, as well as the ongoing fees of the trustee, rating agency surveillance fees, and the ongoing costs of any other credit enhancement or interest rate swaps, will not be known until the pricing of a series of storm-recovery bonds. This Order provides flexibility to recover such costs through the Storm-Recovery Bond Charge and the true up of such charge. At the same time, we have established standards and procedures throughout this Financing Order which are intended to ensure that the structuring, marketing, and pricing of storm-recovery bonds result in the lowest overall cost and the greatest possible customer protections. These standards and procedures are designed to allow for meaningful and substantive cooperation between FPL and the Commission and its representatives through the Bond Team described herein to ensure that the structuring, marketing and pricing of the series of storm-recovery bonds will result in the lowest storm-recovery charges consistent with market conditions and the terms of this Financing Order. Each of the standards and procedures set forth in this Financing Order must be met. This Financing Order grants authority to issue storm-recovery bonds and to impose and collect storm-recovery charges only if the final structure of the transaction and the procedures followed comply in all respects with the standards and procedures set forth herein. If this Commission determines, upon receipt and review of an Issuance Advice Letter submitted pursuant to this Order and all certifications required by this Order, that the final structure of the transaction and the procedures followed do not comply with the standards and procedures set forth in this Order, this Commission may issue a stop order no later than 5:00 p.m. Eastern Time on the third business day following pricing.

VIII. TRANSACTION STRUCTURE

      96. FPL's proposed transaction structure, as set forth and modified in the body of this Order, is hereby approved in concept.

      The SPE

      97. FPL will create one or more SPEs as Delaware limited liability companies, in each case with FPL as its sole member. Each SPE will be formed for the limited purpose of acquiring Bondable Storm-Recovery Property (not including the right to receive Storm Bond Tax Charges, which will be retained by FPL), issuing storm-recovery bonds in one or more series (each of which may be issued in one or more tranches), and performing other activities relating thereto or otherwise authorized by this Order.

      98. The SPE(s) may issue storm-recovery bonds approved in this Order, or in future financing orders, so long as such future issuance does not adversely affect the ratings on outstanding storm-recovery bonds issued for the benefit of FPL. The SPEs may issue storm-recovery bonds in an aggregate amount not to exceed the principal amount approved by this Order or any future financing order and will pledge to an Indenture trustee or trustees, as collateral for payment of the storm-recovery bonds, the Bondable Storm-Recovery Property, including the SPE's right to receive the Storm Bond Repayment Charges as and when collected, and other collateral described in the Indenture. The SPE will not be permitted to engage in any other activities and will have no assets other than Bondable Storm-Recovery Property and related assets to support its obligations under the storm-recovery bonds. Obligations relating to the

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 35

storm-recovery bonds will be the SPE's only significant liabilities. These restrictions on the activities of the SPE and restrictions on the ability of FPL to take action on the SPE's behalf are imposed to ensure that the SPE will be bankruptcy-remote and not be affected by a bankruptcy of FPL or any of its affiliates.

      99. Each SPE will be managed by a board of managers with power similar to those of boards of directors of corporations. As long as storm-recovery bonds remain outstanding, the SPE will have at least one independent manager, that is, with no organizational affiliation with FPL or its affiliates. The SPE will not be permitted to amend the provisions of the LLC Agreement or other organizational documents that ensure bankruptcy-remoteness of the SPE without the consent of the independent manager. Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager. To the extent provided in its organizational documents, the transaction documents, and this Financing Order, the SPE will be responsible to this Commission on an ongoing basis. Other restrictions to ensure bankruptcy-remoteness may also be included in the organizational documents of the SPE as indicated by the rating agencies.

      100. The SPEs will have no staff to provide administrative services (such as routine corporate maintenance, reporting and accounting functions). These services will be provided by FPL pursuant to the terms of the Administration Agreement.

      101. Per rating agency and IRS requirements, FPL will transfer to the SPE an amount required to capitalize the SPE adequately (the "SPE Capitalization Level") for deposit into the Capital Subaccount. The SPE Capitalization Level will be 0.50% of the initial principal amount of the storm-recovery bonds to be issued by the SPE from time to time or such greater amount as might be needed to meet IRS or rating agency requirements. The actual SPE Capitalization Level will depend on tax and rating agency requirements, and will be subject to review and approval by the Bond Team pursuant to the procedures set forth in Finding of Fact 136. We find that the lowest cost objective (as defined herein) generally will be met by ensuring that the SPE Capitalization Level does not exceed the minimum amount needed to meet IRS and rating agency requirements.

      Principal Amortization

      102. The expected term of the final scheduled maturity should be not less than 11 years and 9 months and not greater than 12 years and 3 months from the issuance of the series of storm-recovery bonds. The legal final maturity of each tranche should be no less than one year and no greater than two years longer than the scheduled final maturity for that tranche.

      103. Amortization of principal on the storm-recovery bonds shall be set such that expected storm-recovery charges to residential customers of FPL per kWh will be level over the term of the storm-recovery bonds.

      104. The first payment of principal and interest for each series of storm-recovery bonds shall occur within 11 months of issuance. Payments of principal and interest thereafter shall be

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 36

no less frequent than semi-annually.

      Interest Rates

      105. We find that FPL, the bookrunning underwriter(s), and this Commission's financial advisor each are required to certify that the structuring, marketing, and pricing of each tranche of storm-recovery bonds of each series in fact achieved the lowest cost objective. Floating rate bonds and interest rate swap agreements may be utilized to the extent agreed and approved by the Bond Team pursuant to the procedures set forth in Finding of Fact 136. If such a structure is utilized, the certificates delivered by FPL, the bookrunning underwriter(s), and this Commission's financial advisor should confirm that the net interest costs taking into account the interest rate swap agreement(s) and the risks associated with those agreements achieved the lowest cost objective.

      Ongoing Financing Costs

      106. FPL will be the initial servicer of the storm-recovery bonds. To preserve the integrity of the bankruptcy-remote structure of the SPE and ensure the high credit quality of the storm-recovery bonds, the servicer must be adequately compensated for the services it provides, including the calculation, billing, and collection of Storm Bond Repayment Charges, remittance of those charges to the Trustee, and the preparation, filing, and processing of True-Up Adjustment Letters. FPL's proposed form of Servicing Agreement provides for up-front and ongoing servicing fees for the initial servicer in the amounts of $350,000 and .05 percent of the initial principal amount of the storm-recovery bonds ($354,000 annually if the full $708,000,000 maximum amount authorized in this Financing Order is issued). We find that this level of servicing fee is appropriate for the purpose of preserving the integrity of the bankruptcy-remote structure of the SPE and ensuring the high credit quality of the storm-recovery bonds.

      107. FPL will establish the SPE and perform the administrative duties necessary to maintain the SPE. To preserve the integrity of the bankruptcy-remote structure of the SPE and ensure the high credit quality of the storm-recovery bonds, the administrator must be adequately compensated for these services. FPL's proposed form of Administration Agreement provides for an ongoing fee of $125,000 per year plus expenses. We find that this level of administration fee is appropriate for the purpose of preserving the integrity of the bankruptcy-remote structure of the SPE and ensuring the high credit quality of the storm-recovery bonds.

      Call Provisions

      108. To the extent agreed and approved through the collaborative efforts of the Bond Team pursuant to the procedures set forth in Finding of Fact 136, FPL is afforded flexibility to include call provisions if their use is reasonably expected to provide customer savings.

      Credit Ratings

      109. Each series of storm-recovery bonds should have a triple-A rating from at least two nationally recognized rating agencies.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 37

      Negotiated or Competitive Sale

      110. At the time each series of storm-recovery bonds is launched, whether the lowest cost objective will be achieved by means of a negotiated sale or competitive sale or combination for that series of storm-recovery bonds shall be determined by the Bond Team pursuant to the procedures set forth in Finding of Fact 136.

      Security for the Storm-Recovery Bonds

      111. As proposed by FPL, the Indenture shall include provisions for a Collection Account for each series and subaccounts for the collection and administration for the Storm Bond Repayment Charges and payment or funding of the principal and interest on the storm-recovery bonds and other costs, including fees and expenses, in connection with the storm-recovery bonds, as described in this Financing Order. Pursuant to the Indenture, the SPE shall establish a Collection Account as a trust account to be held by the Indenture trustee as collateral to ensure the timely payment of the principal, interest, and other costs related to the series of storm-recovery bonds. The Collection Account shall include a General Subaccount, a Capital Subaccount and an Excess Funds Subaccount, and may include other subaccounts if required to obtain triple-A ratings on the series of storm-recovery bonds. The final terms of the Indenture shall be approved by the Bond Team pursuant to the procedures set forth in Finding of Fact 136.

      112. The Excess Funds Subaccount will hold any Storm Bond Repayment Charge remittances and investment earnings on amounts in the Collection Account in excess of the amounts needed to pay current principal and interest on the storm-recovery bonds and to pay other Periodic Bond Payment Requirements (including, but not limited to, funding or replenishing the Capital Subaccount). Any balance in or allocated to the Excess Funds Subaccount on a true-up adjustment date will be subtracted from the Periodic Bond Payment Requirement for purposes of the true-up adjustment. The money in this Excess Funds Subaccount will be invested by the Indenture trustee in short-term high-quality investments with minimum management and other fees, and such money (including investment earnings thereon) will be used by the Indenture trustee to pay principal and interest on the storm-recovery bonds and other components of the Periodic Bond Payment Requirement.

      113. The Collection Account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the storm-recovery bonds and all other components of the Periodic Bond Payment Requirement. If for any reason the amount of Storm Bond Repayment Charges remitted to the General Subaccount is insufficient to make all scheduled payments of principal and interest on the storm-recovery bonds and to make payment of all of the other components of the Periodic Bond Payment Requirement, the Excess Funds Subaccount and the Capital Subaccount will be drawn down, in that order, to make those payments. Any deficiency in the Capital Subaccount due to such withdrawals must be replenished on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Such accounts and subaccounts will be administered and utilized as set forth in the Servicing Agreement and the Indenture. Upon the maturity of the storm-recovery bonds and upon

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 38

discharge of all obligations in respect thereof, remaining amounts in the Collection Account will be released to the SPE and will be available for distribution by the SPE to FPL. Equivalent amounts, less the amount of the Capital Subaccount and earnings thereon, will be credited by FPL to current customers' bills in the same manner that the charges were collected, or through a credit to the Reserve or the capacity cost recovery clause if the Commission determines at the time of retirement that a direct credit to customers' bills is not cost-effective. FPL shall similarly credit customers an aggregate amount equal to any Storm Bond Repayment Charges subsequently received by the SPE or its successor in interest to the Bondable Storm Recovery Property. Storm Bond Tax Charges in excess of amounts required to pay or reimburse FPL for all Taxes or other items of financing costs described in
Section 366.8260(1)(e)4., 5., and 6., Florida Statutes, shall be credited to the Reserve.

      FPL as Initial Servicer of the Storm-Recovery Bonds

      114. FPL will execute a Servicing Agreement, the final terms of which shall be determined by the Bond Team pursuant to the procedures set forth in Finding of Fact 136. The Servicing Agreement may be amended, renewed, or replaced by another servicing agreement in accordance with its terms.

      a. Under the Servicing Agreement, the servicer shall be required, among other things, to impose and collect the Storm Bond Repayment Charges for the benefit and account of the SPE, to make the periodic true-up adjustments of storm-recovery charges required or allowed by this Order, and to account for and remit the Storm Bond Repayment Charges to or for the account of the SPE in accordance with the remittance procedures contained in the Servicing Agreement without any charge, deduction, or surcharge of any kind, other than the servicing fee specified in the Servicing Agreement. The appropriate servicing fee shall be as set forth in this Order.

      b. FPL's proposed form of Servicing Agreement provides for a $350,000 servicer set-up fee to adapt FPL's existing systems to bill, collect, and process storm-recovery charges and set up the reporting function. The evidence shows that this amount represents an incremental cost to FPL. FPL's proposed form of Servicing Agreement also provides for an annual fee of up to .05 percent of the initial principal amount of the storm-recovery bonds for ongoing services. We find that the activities associated with the annual fee for ongoing services - billing and collecting storm-recovery charges, remitting funds to the SPE, and developing storm-recovery charges - are tightly bound with operations already performed by FPL in the normal course of business. FPL has not justified that the annual fee is necessary to cover any incremental costs to be incurred by FPL in performing ongoing services as servicer. Thus, we find that FPL shall apply to the Reserve all amounts it will receive under the Servicing Agreement for ongoing services.

      c. FPL shall indemnify customers to the extent customers incur losses associated with higher servicing fees payable to a substitute servicer as a result of FPL's negligence, misconduct, or termination for cause. This indemnification provision shall be reflected in the transaction documents for these storm-recovery bonds.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 39

      d. FPL has proposed that it not be permitted voluntarily to resign from its duties as servicer if the resignation will harm the credit rating on storm-recovery bonds issued by the SPE. Even if FPL's resignation as servicer would not harm the credit rating on the storm-recovery bonds issued by the SPE, we find and direct that FPL shall not be permitted to voluntarily resign from its duties as servicer without consent of the Commission. If FPL defaults on its duties as servicer or is required for any reason to discontinue those functions, then FPL proposes that a successor servicer acceptable to the Indenture trustee and the rating agencies be named to replace FPL as servicer. We find that any successor servicer to FPL also should be acceptable to the Commission.

      e. We find and direct that the servicing fee payable to a substitute servicer should not exceed 0.60% per annum on the initial principal balance of the storm-recovery bonds except as provided in this Financing Order.

      f. In its role as servicer, FPL shall remit funds deemed collected from customers to the SPE on a daily basis, pursuant to the terms of an agreement between FPL and the SPE. Any earnings on funds transferred shall be used to reduce future storm-recovery charges.

      g. We find and direct that the SPE and the Indenture trustee shall not be permitted to waive any obligations of FPL as transferor or as servicer of storm-recovery property without express written consent of this Commission.

      FPL as Administrator of the SPE

      115. Under the Administration Agreement, FPL will establish the SPE and perform the administrative duties necessary to maintain the SPE. The appropriate administration fee shall be as set forth in this Order.

      116. FPL's proposed form of Administration Agreement provides for a $125,000 annual fee for performing the services required by the Administration Agreement. We find that FPL has not demonstrated that this annual fee is necessary to cover any incremental costs to be incurred by FPL in performing services as administrator. Thus, we find that FPL shall apply to the Reserve all amounts it will receive under the Administration Agreement for its services.

      Storm-Recovery Bonds To Be Treated As "Debt" for Federal Income Tax
Purposes

      117. In light of the IRS safe harbor rules, we find that FPL shall be responsible to structure the storm-recovery bond transactions in a way that clearly meets all requirements for the IRS' safe harbor treatment.

IX. UNDERWRITER CERTIFICATIONS AND OTHER REQUIREMENTS

      118. We find that requiring some or all underwriters of a series of storm-recovery bonds to deliver periodic reports with independently derived indicative pricing levels for the storm-recovery bonds before any public offering of that series of storm-recovery bonds is launched is likely to facilitate achievement of the lowest cost objective. These reports may be

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 40

delivered on a confidential basis to the members of the Bond Team to the extent confidential classification of the information included therein is permitted by law.

      119. We find that requiring the bookrunning underwriter(s) of storm-recovery bonds to provide the Bond Team independent verification that any term sheet, prospectus, or other marketing materials used by the underwriting syndicate in marketing the storm-recovery bonds receives a broad distribution to potential investors most likely to accept the lowest yield on the storm-recovery bonds will facilitate achievement of the lowest cost objective. This independent verification may be provided on a confidential basis to members of the Bond Team to the extent confidential classification of the information included therein is permitted by law.

      120. To facilitate achievement of the lowest cost objective, the bookrunning underwriter(s) of the storm-recovery bonds shall deliver to this Commission, this Commission's financial advisor, and FPL a certificate concerning the lowest cost objective and other matters.

X. COMMISSION PARTICIPATION IN THE TRANSACTION

      121. FPL initially proposed a procedure and role for this Commission and its financial advisor leading up to the issuance of storm-recovery bonds, leaving open the possibility that after issuance of this Financing Order this Commission and its financial advisor might have little or no involvement in the structuring, marketing, and pricing of the storm-recovery bonds until as late as thirty (30) days before the launch of the sale of a series of storm-recovery bonds.

      122. FPL subsequently acknowledged that this Commission might choose to be more actively and directly involved with FPL at all times and in all aspects of the structuring, marketing, and pricing of the storm-recovery bonds.

      123. We recognize that the storm-recovery bonds approved through this Financing Order are very different from the typical bonds issued by FPL. Pursuant to Section 366.8260, Florida Statutes, we must forego future regulatory oversight in order to create a financing instrument of superior quality and a completely separate credit from the sponsoring utility. Section 366.8260, Florida Statutes, requires us to issue an irrevocable financing order in which the sponsoring utility, FPL, is insulated from most costs associated with the financing. We are also required to approve a true-up mechanism, as we have done in this Order, that commits this Commission to periodically adjust the Storm Bond Repayment Charge that supports the storm recovery bonds to whatever level is necessary make timely payments of principal and interest on the bonds. In addition, the State and this Commission are required to pledge to bondholders, among other things, never to take or permit any action to be taken that would interfere with their right to payment. The irrevocable nature of this Financing Order, the direct broad-based Storm Bond Repayment Charge applied to all FPL ratepayers, the unconditional Commission guarantee to adjust the Storm Bond Repayment Charge as necessary, and the explicit pledge of the State not to interfere with the bondholders' rights to repayment result in an incredibly strong senior, secured credit independent of FPL.

      124. We also recognize that the storm-recovery bonds approved through this Financing Order are different from the typical bonds issued by FPL in terms of the degree of Commission

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 41

oversight after the issuance. In typical utility debt financings, this Commission retains the right to disallow any unreasonable or imprudent costs for ratemaking purposes, including adjustments for the interest rate. For the proposed issuance of storm-recovery bonds, while the issuance costs are subject to review under Section 366.8260(2)(b)5., Florida Statutes, we find that an after-the-fact review of the interest rate achieved will not allow us to determine whether the lowest cost objective has been achieved.

      125. We recognize that another difference between typical utility bonds and the storm-recovery bonds approved through this Financing Order is how these bonds impact FPL's financial position. In more typical debt offerings, FPL has a strong incentive to negotiate hard with underwriters for the lowest possible interest rates as well as the lowest possible underwriting fees. FPL also has a strong incentive to minimize other issuance costs. Between rate cases, the benefit from a low net cost of funds is enjoyed at least in part by FPL's shareholders, and the detriment from a high net cost of funds is borne at least in part by these same shareholders. These same checks and balances do not exist for the issuance of storm-recovery bonds. While typical utility bonds directly impact FPL's financial ratios, storm-recovery bonds are not direct obligations of FPL and are non-recourse to FPL. For these reasons, the same incentives and consequences for pursuing a lowest cost of funds with regard to FPL's typical utility bonds are not present with respect to the proposed storm-recovery bonds.

      126. Further, we find that unless the superior credit quality of these bonds is accurately and completely reflected in the marketing materials, there is no assurance that the storm-recovery bonds approved through this Financing Order will achieve the lowest cost objective.

      127. To ensure that customers are represented in the transaction process and that customers' interests in achieving the lowest cost objective will be served, we do not approve the review procedure originally proposed by FPL. Instead, we find that this Commission, as represented by a designated Commissioner, designated Commission staff, the Commission's financial advisor, and the Commission's outside legal counsel, shall be actively involved in the bond issuance on a day-to-day basis as part of a Bond Team that also includes FPL, its financial advisor, and its outside counsel, in all aspects of structuring, marketing, and pricing each series of storm-recovery bonds. This will allow for meaningful and substantive cooperation among FPL and the Commission and its representatives to achieve the lowest cost objective and to protect the interests of customers. Cooperation among FPL and the Commission will promote transparency in the storm-recovery bond pricing process, thereby promoting the integrity of the process and ensuring that the interests of customers are protected in all negotiations with underwriters and investors. In this regard, this Commission's financial advisor needs to be an active and visible participant in the actual pricing process in real time if we are to obtain maximum benefits for ratepayers.

      128. This Commission will have the sole authority to select and retain its financial advisor and its outside legal counsel and, if needed, terminate and replace the financial advisor or outside legal counsel.

      129. Subject to the procedures set forth in Finding of Fact 136, the Bond Team shall oversee the development of the competitive solicitation and selection of underwriters, underwriters'

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 42

counsel, and other transaction participants other than issuer's counsel to ensure that the process is truly competitive, will provide the greatest value for ratepayers, and will result in the selection of transaction participants that have experience and ability to achieve the lowest cost objective.

      130. Subject to the procedures set forth in Finding of Fact 136, the Bond Team shall review and approve storm-recovery bond transaction documents to ensure that the lowest cost objective is achieved, to ensure that the transaction documents reflect the terms of this Financing Order, and to otherwise ensure that adequate protections for ratepayers are included. All legal opinions related to the storm-recovery bond transaction shall be provided to the Bond Team for review and comment pursuant to the procedures set forth in Finding of Fact 136.

      131. All rating agency presentations shall be submitted to the Bond Team for review and comment pursuant to the procedures set forth in Finding of Fact 136 prior to presentation to rating agencies. The Commission's financial advisor may participate actively in rating agency presentations pursuant to its contract with this Commission, as may be modified by any amendment entered into at this Commission's sole discretion.

      132. The Bond Team shall work on a cooperative basis (a) to educate and expand the market among underwriters and investors for the storm-recovery bonds and (b) to create the greatest possible competition among underwriters and investors in order to ensure that the lowest cost objective is achieved.

      133. FPL shall file an Issuance Advice Letter ("IAL") and Initial True-Up Adjustment Letter ("ITUAL") (combined into one document) in draft form at least two weeks prior to pricing based upon the best information available at that time. Within one week of receiving the proposed form of combined IAL/ITUAL, the members of the Bond Team representing this Commission shall provide comments and recommendations to FPL regarding the adequacy of information proposed to be provided.

      134. FPL shall file a combined IAL/ITUAL in final form with the Commission within one business day after actual pricing at which time a meeting will be noticed for three business days after pricing to afford this Commission an opportunity to review the proposed transaction. The combined IAL/ITUAL must contain detailed analyses and representations regarding the actual structuring, marketing, and pricing of the bonds, as well as the initial storm-recovery charges. The combined IAL/ITUAL shall include the following information: the actual structure of the storm-recovery bond issuance; the expected and final maturities of the storm-recovery bonds; over-collateralization levels (if any); any other credit enhancements; revised estimates of the upfront bond issuance costs proposed to be financed from proceeds of the storm-recovery bonds and estimates of debt service and other on-going costs for the first collection period; a statement of the actions taken by the Bond Team and/or FPL in the marketing of the bonds; a comparison of the pricing relative to an independent benchmark versus other similar securities historically and at the time of pricing; the amount of orders received and from whom; and other information deemed necessary by the members of the Bond Team representing this Commission after review of the draft combined IAL/ITUAL. Finally, the combined IAL/ITUAL shall include

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 43

certifications from FPL and the underwriter(s) that the structuring, marketing, and pricing of the storm-recovery bonds achieved the lowest cost objective.

      135. The actual details of the transaction, including lowest cost certifications from FPL, the underwriter(s), and the Commission's financial advisor shall be provided on the first business day after pricing. The members of the Bond Team representing this Commission will review this information on the second business day after pricing. At the meeting previously noticed for the third day after pricing, the members of the Bond Team representing this Commission will present to this Commission the results of their review. If this Commission determines that all required certifications have been delivered and the transaction complies with applicable law and the financing order, the transaction proceeds without any further action of this Commission. However, if this Commission determines that the transaction fails to comply with applicable law or this Financing Order, or if FPL, the bookrunning underwriter(s), or this Commission's financial advisor is unable or unwilling to deliver the required certifications in a form acceptable to this Commission, we retain discretion to issue an order to stop the transaction. We will not issue an order to stop the transaction for any other reason, for example, a change in market conditions after the moment of pricing.

      136. The members of the Bond Team shall work cooperatively to achieve the lowest cost objective. Any issue that all Bond Team participants are unable to resolve to their mutual satisfaction should initially be presented in writing by the Bond Team participants for resolution by a designated Commissioner, subject to de novo review by the full Commission. All parties to this docket shall be provided prior notice of any matter taken in writing to the designated Commissioner and provided the opportunity for comment before the designated Commissioner. All parties shall also be provided notice of any decision reached by the designated Commissioner. Any party may seek a de novo review by the full Commission of any decision of the designated Commissioner.

XI. OTHER REGULATORY MATTERS

      137. Deferred tax debits related to FPL's funded Reserve shall be removed for AFUDC and earnings surveillance purposes. The Reserve and the Reserve fund shall also be removed for AFUDC and earnings surveillance purposes.

      138. FPL shall be permitted to establish a regulatory asset for the amount approved herein to replenish its Reserve.

      139. FPL shall be permitted to establish a separate regulatory asset for the Bondable Storm Recovery Property transferred to the SPE and a separate regulatory asset for Taxes as defined herein.

      140. All revenues collected by FPL through issuance of the storm-recovery bonds authorized to be issued pursuant to this Financing Order shall be excluded for purposes of performing any potential retail base rate revenue refund calculation under the 2005 rate case Settlement Agreement.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 44


                              CONCLUSIONS OF LAW
                              ------------------

I. JURISDICTION

      1. We have jurisdiction over this matter pursuant to Section 366.8260, Florida Statutes.

II. STATUTORY REQUIREMENTS

      2. Based on the statutory criteria and procedures, the record in this proceeding, and other provisions of this Order, the statutory requirements for issuance of a financing order have been met.

III. LEGAL EFFECT OF 2004 STORM ORDER

      3. The 2004 Storm Order does not operate as binding precedent with respect to the decisions to be made in this proceeding, including the determination of the appropriate accounting for 2005 storm-recovery costs. The decisions made in this docket must be, and are, based on the record evidence in this proceeding.

IV. STORM-RECOVERY BONDS

      4. Each SPE will be an "assignee" as defined in Section 366.8260(1)(b), Florida Statutes, when an interest in Bondable Storm-Recovery Property is transferred, other than as security, to that SPE.

      5. The holders of storm-recovery bonds, the Indenture trustee, any collateral agent, and the counterparty to any hedging contract or interest rate swap contract in respect of some or all of the storm-recovery bonds will each be a "financing party" as defined in Section 366.8260(1)(g), Florida Statutes.

      6. Each SPE may issue storm-recovery bonds in accordance with this Order.

      7. As provided in Section 366.8260, Florida Statutes, the rights and interests of FPL or its successor under this Order, including the right to impose, collect, and receive the Storm Bond Repayment Charges authorized in this Order, are assignable and become storm-recovery property when the Bondable Storm-Recovery Property is transferred to an SPE.

      8. The rights, interests, and property conveyed to an SPE in the Storm-Recovery Property Sale Agreement and the related Bill of Sale, including without limitation the irrevocable right to impose, collect, and receive the Storm Bond Repayment Charges and the revenues and collections from the Storm Bond Repayment Charges are "storm-recovery property" within the meaning of
Section 366.8260, Florida Statutes.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 45

      9. All revenues and collections resulting from the Storm Bond Repayment Charges will constitute proceeds only of the Bondable Storm-Recovery Property arising from this Order.

      10. Upon the transfer by FPL of the Bondable Storm-Recovery Property to an SPE, that SPE will have all of the rights, title and interest of FPL with respect to such Bondable Storm-Recovery Property, including the right to impose, collect, and receive the Storm Bond Repayment Charge authorized by this Order.

      11. The storm-recovery bonds issued pursuant to this Order will be "storm-recovery bonds" within the meaning of Section 366.8260(1)(l), Florida Statutes, and the storm-recovery bonds and holders thereof will be entitled to all of the protections provided under Section 366.8260, Florida Statutes.

      12. The methodology approved in this Order to true-up the storm-recovery charges satisfies the requirements of Section 366.8260, Florida Statutes.

      13. For so long as storm-recovery bonds are outstanding and the related storm-recovery costs and financing costs have not been paid in full, the storm-recovery charges authorized in this Order to be imposed and collected are "nonbypassable" pursuant to Sections 366.8260(11)(b)1. and 366.8260(2)(b)2.c., Florida Statutes - that is, the storm-recovery charges shall be paid by all customers receiving electric transmission or distribution service from FPL or its successors or assignees under Commission-approved rate schedules or under special contracts, even if the customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in the State of Florida.

      14. If and when FPL transfers to an SPE the right to impose, collect, and receive the Storm Bond Repayment Charge and to issue storm-recovery bonds, the servicer will be entitled to recover the Storm Bond Repayment Charge associated with such Bondable Storm-Recovery Property only for the benefit of that SPE and the holders of the storm-recovery bonds in accordance with the Servicing Agreement.

      15. The issuance of storm-recovery bonds does not directly, indirectly, or contingently obligate the state or any agency, political subdivision, or instrumentality of the state to levy any tax or make any appropriation for payment of the storm-recovery bonds, other than in their capacity as consumers of electricity.

V. STORM-RECOVERY RESERVE

      16. FPL's Account No. 228.1, Accumulated Provision for Property Insurance, established pursuant to Rule 25-6.0143, Florida Administrative Code, is a "storm-recovery reserve" as defined in Section 366.8260(1)(p), Florida Statutes.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 46

VI. STORM-RECOVERY PROPERTY

      17. Storm-recovery property is not a receivable. Rather, storm-recovery property consists of: (1) all rights and interests of FPL or any successor or assignee of FPL under this Order, including the right to impose, bill, collect, and receive storm-recovery charges authorized in this Order and to obtain periodic adjustments to such storm-recovery charges as provided in this Order; and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in clause (1), regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

      18. The creation of storm-recovery property pursuant to this Order is conditioned upon, and shall be simultaneous with, the sale or other transfer of the Bondable Storm-Recovery Property to the SPE and the pledge of the Bondable Storm-Recovery Property to secure storm-recovery bonds.

      19. The storm-recovery property shall constitute an existing, present property right or interest therein, notwithstanding that the imposition and collection of storm-recovery charges depends on FPL performing its servicing functions relating to the collection of storm-recovery charges and on future electricity consumption. Such property shall exist whether or not the revenues or proceeds arising from the property have been billed, have accrued, or have been collected and notwithstanding the fact that the value or amount of the property is dependent on the future provision of service to customers by FPL or its successors or assignees.

      20. The storm-recovery property shall continue to exist until the storm-recovery bonds are paid in full and all financing costs and other costs of the storm-recovery bonds have been recovered in full.

      21. The storm-recovery property constitutes a present property right for purposes of contracts concerning the sale or pledge of property. The interest of a transferee, purchaser, acquirer, assignee, or pledgee in the storm-recovery property, and in the revenue and collections arising from that property, is not subject to setoff, counterclaim, surcharge, or defense by FPL or any other person or in connection with the reorganization, bankruptcy, or other insolvency of FPL or any other entity. Section 366.8260(5)(a)(5), Florida Statutes.

      22. The creation, attachment, granting, perfection, priority and enforcement of liens and security interests in storm-recovery property are governed by Section 366.8260(5)(b), Florida Statutes.

      23. Pursuant to Section 366.8260(5)(b)5., Florida Statutes, the priority of any lien and security interest in the Bondable Storm-Recovery Property arising from this Order shall not be considered impaired by any later modification of this Order or by the commingling of the funds arising from Storm Bond Repayment Charges with any other funds.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 47

      24. When FPL transfers Bondable Storm-Recovery Property to an SPE pursuant to this Order under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the "absolute transfer" provisions of Section 366.8260(5)(c), Florida Statutes, that transfer shall constitute an absolute transfer and not a secured transaction or other financing arrangement, and title (both legal and equitable) to the Bondable Storm-Recovery Property shall immediately pass to the SPE. After such a transfer, the Bondable Storm-Recovery Property shall not be subject to any claims of FPL or its creditors, other than creditors holding a properly perfected prior security interest in the Bondable Storm-Recovery Property perfected under Section 366.8260, Florida Statutes. As provided by Section 366.8260(5)(c)2., Florida Statutes, the characterization of the sale, assignment, or transfer of storm-recovery property as an absolute transfer and the corresponding characterization of the transferee's property interest shall not be affected by: (1) commingling of amounts arising with respect to the Bondable Storm-Recovery Property with other amounts; (2) the retention by FPL of a partial or residual interest, including an equity interest, in the storm-recovery property, whether direct or indirect, or whether subordinate or otherwise; (3) any recourse that the transferee may have against FPL other than any such recourse created, contingent upon, or otherwise occurring or resulting from one or more of FPL's customers' inability to timely pay all or a portion of the Storm Bond Repayment Charge; (4) any indemnification, obligations, or repurchase rights made or provided by FPL, other than indemnity or repurchase rights based solely upon FPL's customers' inability to timely pay all or a portion of the Storm Bond Repayment Charge; (5) the responsibility of FPL to collect Storm Bond Repayment Charges; (6) the treatment of the sale, conveyance, assignment, or other transfer for tax, financial reporting, or other purposes; or (7) granting or providing to holders of the storm-recovery bonds a preferred right to the Bondable Storm-Recovery Property or credit enhancement by FPL or its affiliates with respect to the storm-recovery bonds.

      25. If FPL defaults on any required remittance of amounts collected in respect of Bondable Storm-Recovery Property specified in this Order, a court, upon application by an interested party, and without limiting any other remedies available to the applying party, shall order the sequestration and payment of the revenues arising from the Bondable Storm-Recovery Property to the other financing parties. Any such order shall remain in full force and effect notwithstanding any reorganization, bankruptcy, or other insolvency proceedings with respect to FPL or its successors or assignees.

VII. STATE PLEDGE

      26. Pursuant to Section 366.8260(11), Florida Statutes, the State of Florida has pledged to and agrees with bondholders, the owners of the storm-recovery property, and other financing parties that the State will not:

      a. Alter the provisions of Section 366.8260, Florida Statutes, which make the storm-recovery charges imposed by this Order irrevocable, binding, and nonbypassable charges;

      b. Take or permit any action that impairs or would impair the value of storm-recovery property; or

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 48

      c. Except as allowed under Section 366.8260, Florida Statutes, reduce, alter, or impair storm-recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related storm-recovery bonds have been paid and performed in full.

      27. Nothing in the State Pledge described in the preceding paragraph precludes limitation or alterations if full compensation is made by law for the full protection of the storm-recovery charges collected pursuant to this Order and of the holders of storm-recovery bonds and any assignee or financing party entering into a contract with FPL. Section 366.8260(11), Florida Statutes.

      28. The broad nature of the State Pledge and the irrevocable character of this Financing Order, in conjunction with the true-up adjustment provisions required by Section 366.8260(2)(b)2.e. and 4., Florida Statutes, and included in this Order, constitute a guarantee of regulatory action for the benefit of investors in storm-recovery bonds.

VIII. EFFECT OF THIS ORDER

      29. Having issued this Order, this Commission may not, in exercising its powers and carrying out its duties, consider the storm-recovery bonds to be the debt of FPL other than for federal income tax purposes, consider the Storm Bond Repayment Charges paid under this Order to be the revenue of FPL for any purpose, or consider the storm-recovery costs or financing costs specified in this Order to be the costs of FPL, nor may this Commission determine any action taken by FPL which is consistent with this Order to be unjust or unreasonable.

      30. Upon the issuance of storm-recovery bonds authorized hereby, this Commission's obligations under this Order relating to the storm-recovery bonds, including the specific actions this Commission guarantees to take, are direct, explicit, irrevocable, and unconditional, and are legally enforceable against the Commission, a United States public sector entity.

      31. Except as provided in Section 366.8260(2)(b)4. and (2)(c), Florida Statutes, this Commission may not amend, modify, or terminate this Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust storm-recovery charges approved herein.

      32. As provided in Section 366.8260(2)(b)6., Florida Statutes, FPL retains sole discretion regarding whether to assign, sell, or otherwise transfer storm-recovery property or to cause the storm-recovery bonds to be issued, including the right to defer or postpone such assignment, sale, transfer or issuance.

      33. The electric bills of FPL must explicitly reflect that a portion of the charges on such bill represents Storm Bond Repayment Charges approved in this Order and must include a statement to the effect that the SPE is the owner of the rights to Storm Bond Repayment Charges and that FPL is acting as a servicer for the SPE. The tariff applicable to customers must indicate

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 49

the Storm Bond Repayment Charge and the ownership of that charge. Any failure of FPL to comply with this paragraph shall not invalidate, impair, or affect this Order, or any Bondable Storm-Recovery Property, Storm Bond Repayment Charge, or storm-recovery bonds, but shall subject FPL to penalties under
Section 366.095, Florida Statutes.

      34. This Order and the charges authorized hereby shall remain in effect until the storm-recovery bonds have been paid in full and the Commission-approved financing costs have been recovered in full. This Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings of FPL or its successors or assignees. Any successor to FPL, whether pursuant to any reorganization, bankruptcy, or other insolvency proceeding or whether pursuant to any merger or acquisition, sale, or other business combination, or transfer by operation of law, as a result of electric utility restructuring or otherwise, shall perform and satisfy all obligations of, and have the same rights under this Order as, FPL in the same manner and to the same extent as FPL, including collecting and paying to the person entitled to receive the revenues, collections, payments, or proceeds of the Bondable Storm-Recovery Property.

      35. All tasks performed by any consultant or counsel at the request of this Commission or Commission staff pursuant to this Order shall be treated as performed for the purpose of assisting or enabling the Commission to perform the responsibilities of Sections 366.8260(2)(b)2. and 366.8260(2)(b)5., Florida Statutes, and any expenses incurred in connection with those services, to the extent such expenses are eligible for compensation and approved for payment under the terms of such party's contractual arrangements with this Commission (which may be modified by any amendment entered into at this Commission's sole discretion), shall be treated as "financing costs" for purposes of determining storm-recovery charges.

      36. The Commission, acting on its own behalf, has authority to enforce all provisions of this Order and all provisions of the storm-recovery bond transaction documents for the benefit of customers, including without limitation the enforcement of any customer indemnification provisions in connection with specified items in the Servicing Agreement, the Indenture, and the Storm-Recovery Property Sale Agreement.

      37. The authority granted by this Order to issue storm-recovery bonds is severable from, and not impacted by, the actions or inactions of the Commission or other bodies with respect to the Commission's determination of the extent to which the storm-recovery charges shall be recoverable from any person or entity or from any particular group, class, or type of customer.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 50

      Based on the foregoing, it is

      ORDERED by the Florida Public Service Commission that Florida Power & Light Company's petition for a Financing Order authorizing the issuance of storm-recovery bonds is granted, subject to the terms set forth in the body of this Order. Florida Power & Light Company is hereby authorized to issue storm-recovery bonds in the amount of up to $708,000,000 which will be used to finance the after-tax equivalent of: (i) recovery of the estimated unrecovered balance of FPL's 2004 storm-recovery costs as of July 31, 2006, currently being recovered through the 2004 storm surcharge; (ii) recovery of FPL's unrecovered prudently incurred storm-recovery costs related to the four named storms that affected its service territory in 2005; and (iii) replenishment of FPL's Reserve to a level of approximately $200 million. It also includes the amount needed to recover the estimated upfront bond issuance costs. Any differences between the estimated and actual balance of unrecovered 2004 and 2005 storm-recovery costs and any differences between the estimated and actual financing costs shall be reflected in the amount of replenishment of the Reserve.

      ORDERED that if market rates rise to such an extent that the initial average retail cents per kWh storm-recovery charge associated with the storm-recovery bond issuance, together with the aggregate average retail cents per kWh storm-recovery charges associated with other outstanding series of storm-recovery bonds issued pursuant to this Order, would exceed the average retail cents per kWh charge associated with the 2004 storm surcharge now in effect, the aggregate amount of the storm-recovery bond issuance shall be reduced to an amount whereby the initial average retail per kWh storm-recovery charge would not exceed the average retail per kWh 2004 storm surcharge currently in effect, recognizing that any such adjustment may affect the resulting balance of the Reserve.

      ORDERED that the recovery of the costs to finance the deficit in the Reserve until storm-recovery bonds are issued is authorized pursuant to
Section 366.8260(1)(n), Florida Statutes.

      ORDERED that FPL is authorized to impose, collect, and adjust from time to time (as described in this Order) a storm-recovery charge, which consists of a Storm Bond Repayment Charge and a Storm Bond Tax Charge, to be applied on a per kWh basis to all applicable customer classes over a period of approximately twelve years until the storm-recovery bonds are paid in full and all financing costs and other costs of the bonds have been recovered in full. Such storm-recovery charges shall be in amounts sufficient to guarantee the timely recovery of FPL's storm-recovery costs and financing costs detailed in this Financing Order (including payment of principal and interest on the storm-recovery bonds).

         ORDERED that the creation of storm-recovery property as described in this Order is approved and, upon transfer of the Bondable Storm-Recovery Property to an SPE, shall be created, and shall consist of: (1) all rights and interests of FPL or successor or assignee of FPL under this Order, including the right to impose, bill, collect, and receive storm-recovery charges authorized in this Order and to obtain periodic adjustments to such charges as provided in this Order, and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in clause (1), regardless of whether such

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 51

revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds. The creation of storm-recovery property is conditioned upon, and shall be simultaneous with, the sale or other transfer of the Bondable Storm-Recovery Property to an SPE and the pledge of the Bondable Storm-Recovery Property to secure storm-recovery bonds. The storm-recovery property shall continue to exist until the storm-recovery bonds are paid in full and all financing costs and other costs of the bonds have been recovered in full. For the period specified in the preceding sentence, the imposition and collection of storm-recovery charges authorized in this Order shall be paid by all customers receiving transmission or distribution service from FPL or its successors or assignees under Commission-approved rate schedules or under special contracts, even if the customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in Florida. In the event that there is a fundamental change in the regulation of public utilities, the storm-recovery charge shall be collected in a manner that will not cause any of the then current credit ratings of the storm-recovery bonds to be suspended, withdrawn or downgraded.

      ORDERED that prior to implementing the initial storm-recovery charges, FPL shall file tariff sheets for administrative approval, which tariff sheets will be administratively approved by Commission Staff within three (3) business days, subject to correction for any mathematical error. At Staff's request, FPL shall furnish draft tariff sheets at least five (5) business days in advance of the public offering of storm-recovery bonds.

      ORDERED that the storm-recovery charge shall be allocated to the customer classes in accordance with the Petition and FPL's testimony, using the criteria set out in Section 366.06(1), Florida Statutes, in the manner in which these costs or their equivalent were allocated in the cost-of-service study filed in Docket No. 050045-EI, until altered by a subsequent rate case.

      ORDERED that the existing 2004 storm surcharge shall be terminated simultaneously with the effective date of FPL's tariff sheets imposing the storm-recovery charge, which shall be effective as of the day following issuance of the associated series of storm-recovery bonds without further Commission action.

      ORDERED that, if the issuance of storm-recovery bonds is unduly delayed, FPL is not precluded from requesting that an interim surcharge be initiated. Any such surcharge shall be discontinued when storm-recovery bonds are issued, and the amount of storm-recovery bonds issued shall be adjusted for the impact of collections of this surcharge.

      ORDERED that the electric bills of FPL must explicitly reflect that a portion of the charges on such bill represents Storm Bond Repayment Charges approved in this Order and must include a statement to the effect that an SPE is the owner of the rights to Storm Bond Repayment Charges and that FPL is acting as a servicer for that SPE. The tariff applicable to customers must indicate the Storm Bond Repayment Charge and the ownership of that charge. FPL shall identify amounts owed with respect to the storm-recovery property as a separate line item on individual electric bills. The failure of FPL to comply with this paragraph shall not invalidate,

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 52

impair, or affect any financing order, storm-recovery property, storm-recovery charge, or storm-recovery bonds but shall subject FPL to penalties under
Section 366.095, Florida Statutes.

      ORDERED that this Order and the charges authorized hereby shall remain in effect until the storm-recovery bonds and all financing costs (including Taxes) related thereto have been paid or recovered in full. This Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings of FPL or its successors or assignees. Any successor to FPL, whether pursuant to any reorganization, bankruptcy, or other insolvency proceeding or whether pursuant to any merger or acquisition, sale, or other business combination, or transfer by operation of law, as a result of electric utility restructuring or otherwise, shall perform and satisfy all obligations of, and have the same rights under this Order as, FPL in the same manner and to the same extent as FPL, including collecting and paying to the person entitled to receive the revenues, collections, payments, or proceeds of the storm-recovery property.

      ORDERED that the SPE issuing storm-recovery bonds is authorized, pursuant to Section 366.8260(11)(c), Florida Statutes, and this Order to include the State of Florida pledge with respect to Bondable Storm-Recovery Property and Storm Bond Repayment Charges in the bonds and related documentation as provided for in Section 366.8260(11)(b), Florida Statutes.

      ORDERED that we approve the proposed Transaction Structure for the storm-recovery bonds, as set forth in the body of this Order.

      ORDERED that FPL is authorized to sell to one or more SPEs Bondable Storm-Recovery Property, not including storm-recovery property related to the Taxes and other items of financing costs described in Section
366.8260(1)(e)4.,5. and 6., Florida Statutes, which tax-related storm-recovery property shall be retained by FPL.

      ORDERED that, in accordance with the terms of this Order and subject to the criteria and procedures described herein, the SPE(s) are authorized to issue storm-recovery bonds in an aggregate principal amount not to exceed $708,000,000 and may pledge to an Indenture trustee, as collateral for payment of the storm-recovery bonds, the Bondable Storm-Recovery Property, including the SPE's right to receive the related Storm Bond Repayment Charge as and when collected, the SPE's rights under the Servicing Agreement and other collateral described in the Indenture. As provided in Section 366.8260(2)(b)6., Florida Statutes, FPL retains sole discretion regarding whether to assign, sell, or otherwise transfer Bondable Storm-Recovery Property or to cause the storm-recovery bonds to be issued, including the right to defer or postpone such assignment, sale, transfer or issuance.

      ORDERED that FPL shall be responsible to structure the storm-recovery bond transactions in a way that complies with the "safe harbor" provisions of IRS Revenue Procedure 2005-62.

      ORDERED that FPL is authorized to form one or more SPEs to be structured as discussed in this Order. FPL is authorized to execute one or more LLC Agreements, consistent

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 41

with the terms and conditions of this Order. Each SPE shall be funded with an amount of capital that is sufficient for the SPE to carry out its intended functions as contemplated in the Petition and this Order. The capital contribution by FPL to the SPE shall be funded by FPL and not from the proceeds of the sale of storm-recovery bonds.

      ORDERED that FPL is authorized to enter into one or more Storm-Recovery Property Sale Agreements, Administration Agreements, and Storm-Recovery Property Servicing Agreements.

      ORDERED that storm-recovery bonds may be issued in one or more series, each series with one or more tranches. Each SPE is authorized to enter into one or more Indentures, consistent with the terms and conditions of this Order. Subject to compliance with the requirements of this Order, FPL and the SPE shall be afforded flexibility in establishing the terms and conditions of the storm-recovery bonds, repayment schedules, term, payment dates, collateral, redemption provisions, credit enhancement, required debt service, reserves, interest rates, indices and other financing costs. FPL may utilize floating rate securities and interest rate swaps if, pursuant to the process set forth in Finding of Fact 136, it is determined that their use will achieve the lowest cost objective.

      ORDERED that we approve the true-up adjustment process described in the body of this Order and in the testimony of FPL's witnesses. If FPL deems it necessary, it could file an amendment to the true-up process, which would be subject to Commission approval.

      ORDERED that FPL or its assignee is authorized to recover the Periodic Payment Requirement, including without limitation the Periodic Bond Payment Requirement, and shall file with the Commission at least every six months a True-Up Adjustment Letter as described in this Order.

      ORDERED that the method of assignment and allocation of Storm Bond Repayment Charge collections set forth in the body of this Order is approved.

      ORDERED that within 120 days after the issuance of storm-recovery bonds, FPL shall file with this Commission information on the actual costs of the storm-recovery bond issuance. This Commission shall review such information to determine if such costs resulted in the lowest overall costs that were reasonably consistent with market conditions at the time of the issuance and the terms of this Financing Order. If the costs do not satisfy this standard, this Commission may disallow any incremental issuance costs in excess of the lowest overall costs by requiring FPL to make a contribution to the Reserve in an amount equal to the excess of the actual issuance costs incurred, and paid for out of storm-recovery bond proceeds, over the lowest overall issuance costs as determined by this Commission. This Commission may not make adjustments to the storm-recovery charges for any such excess bond issuance costs.

      ORDERED that the Commission authorizes FPL to enter into a Servicing Agreement with each SPE and to perform the servicing duties approved in this Order. Without limiting the foregoing, in its capacity as initial servicer of the Bondable Storm-Recovery Property, FPL is

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 54

authorized to calculate, bill, and collect for the account of each SPE, the Storm Bond Repayment Charges initially authorized in this Order, as adjusted from time to time to meet the Periodic Bond Payment Requirement as provided in this Order; and to make such filings and take such other actions as are required or permitted by this Order in connection with the periodic true-ups described in this Order. The servicer shall be entitled to collect servicing fees in accordance with the provisions of the Servicing Agreement, provided that (i) the annual servicing fee payable to FPL while it is serving as servicer (or to any other servicer affiliated with FPL) shall be 0.05% of the original principal amount of the series of storm-recovery bonds. The annual servicing fee payable to any other servicer not affiliated with FPL shall not at any time exceed 0.60% of the original principal amount of the series of storm-recovery bonds unless such higher rate is approved by this Commission pursuant to the following Ordering Paragraph.

      ORDERED that upon the occurrence of an event of default under the Servicing Agreement relating to servicer's performance of its servicing functions with respect to the Storm Bond Repayment Charges, the Indenture trustee may, and upon the instruction of the requisite holders of the outstanding storm-recovery bonds, shall replace FPL as the servicer in accordance with the terms of the Servicing Agreement. If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified in the preceding Ordering Paragraphs, the replacement servicer shall not begin providing service until (i) the date this Commission approves the appointment of such replacement servicer or (ii) if this Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to the Commission.

      ORDERED that no entity may replace FPL as the servicer in any of its servicing functions with respect to the Storm Bond Repayment Charges and the Bondable Storm-Recovery Property authorized by this Order, if the replacement would cause any of the then current credit ratings of the storm-recovery bonds to be suspended, withdrawn, or downgraded.

      ORDERED that the parties to the Servicing Agreement, Indenture, and Storm-Recovery Property Sale Agreement may amend the terms of such agreements solely in accordance with the terms of such agreements.

      ORDERED that the servicer shall remit collections of the Storm Bond Repayment Charges to the SPEs or the Indenture trustees for SPEs' accounts on a daily basis and in accordance with the Servicing Agreement.

      ORDERED that the Commission authorizes FPL to enter into an Administration Agreement with each SPE and to perform the administration duties approved in this Order. FPL shall be entitled to collect administration fees in accordance with the provisions of the Administration Agreement, provided that (i) the aggregate annual administration fee payable to FPL while it is serving as administrator (or to any other administrator affiliated with FPL) for all SPEs shall be $125,000 per year, payable annually in arrears.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 55

      ORDERED that FPL shall apply to the Reserve all amounts it will receive under the Servicing Agreement for ongoing services and that FPL shall apply to the Reserve all amounts it will receive under the Administration Agreement for its services.

      ORDERED that, to protect the interests of customers, partial payments shall be allocated first to the Storm Bond Repayment Charge, including any past-due Storm Bond Repayment Charge, unless, pursuant to the process set forth in Finding of Fact 136, it is determined by the Bond Team that such allocation would result in undue delay and cost.

      ORDERED that FPL will remit funds deemed collected from customers to the SPE on a daily basis, pursuant to the terms of an agreement between FPL and the SPE. Any earnings on funds transferred will be used to reduce future charges.

      ORDERED that to the extent that any interest in the Bondable Storm-Recovery Property created by this Order is assigned, sold, or transferred to an assignee, FPL shall enter into a contract with that assignee that requires FPL to continue to operate its transmission and distribution system in order to provide electric services to FPL's customers; but this provision shall not prohibit FPL from selling, assigning, or otherwise divesting its transmission and distribution systems or any part thereof so long as the entities acquiring such system agree to continue operating the facilities to provide electric service to FPL's customers.

      ORDERED that following repayment of the storm-recovery bonds authorized in this Order and release of the funds by the Indenture trustee, the servicer shall distribute to the SPE(s) the final balance of the Collection Account, and FPL shall credit other electric rates and charges by a like amount, less the amount of the Capital Subaccount and earnings thereon, as set forth in the body of this Order. FPL shall similarly credit customers an aggregate amount equal to any Storm Bond Repayment Charges subsequently received by the SPE or its successor in interest to the Bondable Storm Recovery Property. Storm Bond Tax Charges in excess of amounts required to pay or reimburse FPL for all Taxes or other items of financing costs described in Section 366.8260(1)(e)4., 5., and 6., Florida Statutes, shall be credited to the Reserve.

      ORDERED that FPL or any assignee may apply for one or more new financing orders pursuant to Section 366.8260, Florida Statutes. Each SPE may issue storm-recovery bonds approved in this Order, or in future financing orders, so long as such future issuance does not cause any of the then current credit ratings of any outstanding storm-recovery bonds of the SPE to be suspended, withdrawn, or downgraded.

      ORDERED that the Reserve shall be held as a funded reserve that may be held, accessed, or used for all lawful purposes for FPL's Reserve (Account No. 228.1) in accordance with Rule 25-6.0143, Florida Administrative Code, and prior Commission orders, with an approved initial provision level of approximately $200 million.

      ORDERED that we hereby authorize the use of the formula-based mechanism approved in the body of this Order to compute and adjust from time to time the Storm Bond Repayment Charge and the Storm Bond Tax Charge.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 55

      ORDERED that the True-Up Mechanism identified in Appendix B to this Financing Order is reasonable and shall be applied at least semi-annually.

      ORDERED that FPL as servicer, and any successor servicer, shall file True-Up Adjustment Letters (as described in the body of this Order) at least semi-annually consistent with Section 366.8260(2)(b)4., Florida Statutes, as frequently as quarterly and, during the last year in which the applicable series of storm-recovery bonds is outstanding, as frequently as monthly if needed or as required in the Servicing Agreement.

      ORDERED that True-Up Adjustment Letters shall be based upon the cumulative differences, regardless of the reason, between the Periodic Bond Payment Requirement and the actual amount of Storm Bond Repayment Charge remittances to the trustee for the series of storm-recovery bonds.

      ORDERED that upon any change to customer rates and charges stemming from these procedures, FPL shall file appropriately-revised tariff sheets with this Commission.

      ORDERED that this Commission, as represented at each stage either jointly or separately by a designated Commissioner, designated Commission personnel, the Commission's financial advisor, and the Commission's outside legal counsel, as these representatives deem appropriate, shall be actively involved as part of a Bond Team with FPL, its financial advisor, and its outside counsel, in all aspects of the structuring, marketing, and pricing of each series of storm-recovery bonds to ensure that customers are represented in the transaction process and that the lowest cost objective is achieved. As a member of the Bond Team, the Commission's financial advisor will advise and represent the Commission on all matters relating to the structuring, marketing, and pricing of the storm-recovery bonds. Through its participation on the Bond Team, this Commission and its representatives will have an active and integral role in, and will participate fully and in advance in all plans and decisions relating to, the structuring, marketing, and pricing of the storm-recovery bonds as discussed in the body of this Order.

      ORDERED that this Commission will have the sole authority to select and retain its financial advisor and its outside legal counsel and, if needed, terminate and replace the financial advisor or outside legal counsel.

      ORDERED that costs associated with this Commission's financial advisor and outside legal counsel, to the extent such costs are eligible for compensation and approved for payment under the terms of such party's contractual arrangements with the Commission, as such arrangements may be modified by any amendment entered into at the Commission's sole discretion, will be paid from proceeds of storm-recovery bonds. Such costs shall be payable upon closing in immediately available funds.

      ORDERED that this Commission's financial advisor and its outside legal counsel will assist the Commission at the Commission's sole discretion.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 57

      ORDERED that the members of the Bond Team shall work cooperatively to achieve the lowest cost objective.

      ORDERED that FPL and the underwriters shall cooperate with all members of the Bond Team and shall do all things reasonably necessary to enable all members of the Bond Team to meet the obligations stated in this Financing Order, including without limitation providing timely information to the Commission's financial advisor as needed to enable the Commission's financial advisor to fulfill its obligation to advise the Commission and to deliver its certificate that the lowest-cost objective has been achieved.

      ORDERED that FPL on a timely basis shall provide to all other members of the Bond Team all information each member needs to fulfill that member's obligations under the Financing Order.

      ORDERED that the role of this Commission's financial advisor will include, among other things, ensuring that FPL's proposed structuring, marketing, and pricing of storm-recovery bonds meet all statutory requirements and the lowest-cost objective. Our financial advisor will represent this Commission in all aspects of the marketing process and shall be an active and visible participant in the actual pricing process in real time. The financial advisor shall inform this Commission of any items that, in the financial advisor's opinion, are not reasonable or are not consistent with the statutory requirements or the lowest-cost objective, and the financial advisor shall provide a certification to this Commission no later than 5:00 p.m. Eastern Time on the first business day after actual pricing of each series of storm-recovery bonds as to whether the structuring, marketing, and pricing of that series of storm-recovery bonds has achieved the lowest-cost objective and all other criteria established in this Financing Order.

      ORDERED that this Commission's financial advisor shall not have any financial interest in the storm-recovery bonds, participate in the underwriting, or participate in secondary market trading of the storm-recovery bonds. Any ongoing costs (i.e., costs associated with this Commission's review of the actual costs of the storm-recovery bond issuance under Section 366.8260(2)(b)5., Florida Statutes) associated with this Commission's financial advisor and with this Commission's outside legal counsel that are eligible for compensation and approved for payment under the terms of such party's contract with this Commission, as such contract may be modified by any amendment entered into at this Commission's sole discretion, are deemed reasonable for purposes of recovery through the proceeds of storm-recovery bonds issued pursuant to this Order.

      ORDERED that it shall be determined by the Bond Team pursuant to the process set forth in Finding of Fact 136 whether issuing a series of storm-recovery bonds through a negotiated sale or a competitive sale or combination thereof will achieve the lowest cost objective.

      ORDERED that subject to the process set forth in Finding of Fact 136, the Bond Team shall oversee the development of the competitive solicitation and selection of underwriters and other transaction participants except for issuer's counsel to ensure that the process is truly

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 58

competitive, will provide the greatest value for ratepayers, and will result in the selection of transaction participants that have experience and ability to achieve the lowest cost objective.

      ORDERED that the Bond Team shall review the storm-recovery bond transaction documents, and the storm-recovery bond transaction documents shall be approved pursuant to the process set forth in Finding of Fact 136, to ensure that the lowest cost objective is satisfied, to ensure that the transaction documents reflect the terms of this Financing Order, and otherwise to ensure that adequate protections for ratepayers are included. All legal opinions related to the storm-recovery bond transaction shall be provided to the Bond Team for review and comment.

      ORDERED that all rating agency presentations shall be submitted to the Bond Team for review and comment prior to presentation to rating agencies. This Commission's financial advisor may participate actively in rating agency presentations pursuant to its contract with this Commission, as may be modified by any amendment entered into at this Commission's sole discretion.

      ORDERED that the Bond Team shall work on a cooperative basis (a) to educate and expand the market among underwriters and investors for the storm-recovery bonds and (b) to create the greatest possible competition among underwriters and investors in order to ensure that the lowest cost objective is achieved.

      ORDERED that, subject to review and approval by the Bond Team (pursuant to the process set forth in Finding of Fact 136), and subject to a possible stop order of the Commission issued no later than 5:00 p.m. Eastern time on the third business day following pricing, FPL shall be afforded flexibility in determining the final terms of each series of the storm-recovery bonds, including payment and maturity dates, interest rates (or the method of determining interest rates), the terms of any interest rate swap agreement or similar agreement, the creation and funding of any supplemental capital, reserve or other subaccount, and the issuance of storm-recovery bonds through either one SPE or multiple SPEs, except as otherwise provided in this Financing Order.

      ORDERED that FPL shall file, for review and comment by the Bond Team, a combined Issuance Advice Letter and Initial True-Up Adjustment Letter in draft form at least two weeks prior to pricing based upon the best information available at that time. Within one week of receiving the proposed form of issuance advice letter, the members of the Bond Team representing this Commission shall provide comments and recommendations to FPL regarding the adequacy of information proposed to be provided.

      ORDERED that FPL shall file a combined Issuance Advice Letter and Initial True-Up Adjustment Letter in final form with this Commission, with a copy provided to this Commission's financial advisor, on the first business day following actual pricing at which time a meeting will be noticed for three business days after pricing to afford this Commission an opportunity to review the proposed transaction. The combined Issuance Advice Letter and Initial True-Up Adjustment Letter must contain detailed analyses and representations regarding the actual structuring, marketing, and pricing of the bonds, as set forth in the body of this Order, as well as the initial storm-recovery charges and any other information deemed necessary by the

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 59

members of the Bond Team representing the Commission. The combined Issuance Advice Letter and Initial True-Up Adjustment Letter shall also include certifications from FPL and the underwriter(s) that the structuring, marketing, and pricing of the storm-recovery bonds achieved the lowest cost objective.

      ORDERED that at the meeting previously noticed for the third day after pricing, the members of the Bond Team representing this Commission will present to this Commission the results of their review. If this Commission determines that all required certifications have been delivered and the transaction complies with applicable law and this Financing Order, the transaction shall proceed without any further action of this Commission. However, if this Commission determines that the transaction fails to comply with applicable law or this Financing Order, or if FPL, the bookrunning underwriter(s), or this Commission's financial advisor is unable or unwilling to deliver the required certifications in a form acceptable to this Commission, we retain discretion to issue an order to stop the transaction. We will not issue an order to stop the transaction for any other reason, for example, a change in market conditions after the moment of pricing.

      ORDERED that any issue that the Bond Team participants are unable to resolve shall initially be presented in writing for resolution by a designated Commissioner, subject to de novo review by the full Commission. All parties to this docket shall be provided prior notice of any dispute taken in writing to the designated Commissioner and provided the opportunity for comment before the designated Commissioner. All parties shall also be provided notice of any decision reached by the designated Commissioner. Any party may seek de novo review by the full Commission of the decision of the designated Commissioner.

      ORDERED that the degree of flexibility set forth in the "Flexibility" section of this Order is hereby approved.

      ORDERED that the Bond Team may require some or all underwriters of the storm-recovery bonds to deliver periodic reports on a confidential basis to members of the Bond Team presenting independently derived indicative pricing levels for the storm-recovery bonds before any public offering of the storm-recovery bonds is launched.

      ORDERED that, upon the request of any member of the Bond Team, the bookrunning underwriter(s) of the storm-recovery bonds shall provide to all members of the Bond Team a copy of any term sheet, prospectus, or other marketing materials used by the underwriting syndicate in marketing the storm-recovery bonds, together with independently verifiable evidence that these marketing materials received a broad distribution to potential investors most likely to accept the lowest yields on the storm-recovery bonds.

      ORDERED that, if the Commission does not, prior to 5:00 p.m. Eastern Time on the third business day after pricing, issue an order finding that the proposed issuance does not comply with the terms of this Financing Order and applicable law, this Commission, without the need for further action and pursuant to our authority under this Financing Order, will affirmatively and conclusively be deemed to have (i) authorized FPL and an SPE to execute the issuance of the

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 60

proposed series of storm-recovery bonds on the terms set forth in the Issuance Advice Letter, and (ii) approved FPL's recovery of the upfront bond issuance costs proposed to be financed from the proceeds of the storm-recovery bonds subject to review pursuant to Section 366.8260(2)(b)5., Florida Statutes.

      ORDERED that this Commission guarantees that it will act pursuant to this Financing Order as expressly authorized by Section 366.8260(2)(b)2.e. and 4., Florida Statutes, to ensure that Storm Bond Repayment Charge revenues are sufficient to pay principal and interest on the storm-recovery bonds issued pursuant to this Financing Order and other costs, including fees and expenses, in connection with the storm-recovery bonds.

      ORDERED that, except as set forth in this Financing Order, all regulatory approvals within the jurisdiction of this Commission that are necessary for the securitization of the Storm Bond Repayment Charges associated with the Bondable Storm-Recovery Property and other qualified costs that are the subject of the Petition are granted. This Order constitutes a legal financing order for FPL under Section 366.8260, Florida Statutes. This Financing Order complies with Section 366.8260(2)(b)1., Florida Statutes. A financing order gives rise to rights, interests, obligations, and duties as expressed in Section 366.8260, Florida Statutes. It is this Commission's express intent to give rise to those rights, interests, obligations, and duties by issuing this Order.

      ORDERED that, if FPL proceeds pursuant to this Order, FPL and any other servicer of storm-recovery bonds authorized hereby are directed to take all actions as are required to effectuate the transactions approved in this Order, subject to the compliance with Section 366.8260, Florida Statutes, and with this Order.

      ORDERED that this Order is a final order, any appeal of which is to be conducted pursuant to Section 366.8260(2)(d), Florida Statutes. The finality of this Financing Order is not impacted by the actions or inactions taken by the Commission with respect to any other matters considered in this proceeding. Should any other order entered in this proceeding, if appealed to the courts, not be upheld in full on appeal, such judicial ruling will in no event impact or modify the finality or effectiveness of this Financing Order.

      ORDERED that this docket shall remain open through completion of this Commission's review of the actual costs of the storm-recovery bond issuance conducted pursuant to Section 366.8260(2)(b)5., Florida Statutes.

ORDER NO. PSC-06-0464-FOF-EI
DOCKET NO. 060038-EI
PAGE 61


      By ORDER of the Florida Public Service Commission this 30th day of May, 2006.


                                              /s/ Blanca S. Bayo
                                              --------------------------------
                                              BLANCA S. BAYO, Director
                                              Division of the Commission Clerk
                                              and Administrative Services

                                              This is a facsimile copy. Go to
                                              the Commission's Web site,
                                              http://www.floridapsc.com or fax
                                              a request to 1-850-413-7118, for
                                              a copy of the order with
                                              signature.

( S E A L )


WCK

                                   DISSENTS
                                   --------

      COMMISSIONERS DEASON AND ARRIAGA dissent as to Findings of Fact 40b, 40c, 48, and 49.


                NOTICE OF FURTHER PROCEEDINGS OR JUDICIAL REVIEW
                ------------------------------------------------

      The Florida Public Service Commission is required by Section 120.569(1), Florida Statutes, to notify parties of any administrative hearing or judicial review of Commission orders that is available under Sections 120.57 or 120.68, Florida Statutes, as well as the procedures and time limits that apply. This notice should not be construed to mean all requests for an administrative hearing or judicial review will be granted or result in the relief sought.

      Any party adversely affected by the Commission's final action in this matter may request: (1) reconsideration of the decision by filing a motion for reconsideration with the Director, Division of the Commission Clerk and Administrative Services, 2540 Shumard Oak Boulevard, Tallahassee, Florida 32399-0850, no later than Tuesday, June 6, 2006, in the form prescribed by Rule 25-22.060, Florida Administrative Code; or (2) judicial review by the Florida Supreme Court by filing a notice of appeal with the Director, Division of the Commission Clerk and Administrative Services and filing a copy of the notice of appeal and the filing fee with the appropriate court. This filing must be completed within thirty (30) days after the issuance of this order, pursuant to Rule 9.110, Florida Rules of Appellate Procedure, and Section 366.8260(2)(d), Florida Statutes. The notice of appeal must be in the form specified in Rule 9.900(a), Florida Rules of Appellate Procedure.

ORDER NO. PSC-06-0464-FOF-EI                                         APPENDIX A
DOCKET NO. 060038-EI
PAGE 62

             SUMMARY OF ADJUSTMENTS TO FPL'S PROPOSED STORM-RECOVERY
                        COSTS AND RESERVE FUNDING LEVEL


Unrecovered 2004 Storm-Recovery Costs (as of July 31, 2006)       $213,307,000

    Less:  Commission-Approved Adjustments

             Nuclear Storm Damages                                 (6,100,000)
             Legal Claims And Lawsuits                             (2,664,038)
             Other Parties' Poles Reimbursements                   (5,432,966)
                                                                   -----------

             Subtotal                                             (14,197,004)

             2004 Jurisdictional Factor                                99.525%
                                                                  ------------

             Jurisdictional Adjustments                           (14,129,568)

             Interest Adjustment                                     (497,000)
                                                                  ------------

Total 2004 Adjustments                                                                    (14,626,568)
                                                                                          ------------

Adjusted Unrecovered 2004 Storm-Recovery Costs                                           $198,680,432
                                                                                         =============


FPL Estimated Unrecovered 2005 Storm-Recovery Costs                                      $815,371,346
      (Net of Capital Costs and Insurance Proceeds)

      Less:  Commission-Approved Adjustments

             Condenser Tubes                                       (2,785,364)
             Hydrolasing                                             (221,000)
             Proceeds from Others                                  (3,468,593)
             Payroll Expense                                      (17,925,918)
             Exempt Employee Overtime                                (768,000)
             Tree Trimming                                         (1,100,000)
             Fleet Vehicles                                        (5,738,000)
             Telecommunications Expense                              (520,264)
             Advertising                                           (1,143,916)
             Uncollectibles                                        (3,582,000)
             Normal Replacements                                   (8,745,000)
             Landscaping                                           (3,816,864)
             Lawsuit Settlement Charges                            (2,849,571)
             Contingencies                                        (26,253,351)
             Other Entities' Poles                                 (6,407,769)


ORDER NO. PSC-06-0464-FOF-EI                                            APPENDIX A
DOCKET NO. 060038-EI
PAGE 62


             Employee Assistance                                     (245,025)
             Warranty Repairs                                        (316,250)
             Inspect & Maintain Poles                              (1,650,000)
                  (also $550,000 Rate Base Adj.)
             Vegetation Management                                 (2,550,000)
                  (also $850,000 Rate Base Adj.)
             Transmission Failures
                  ($12,000,000 Rate Base Adj.)                              0
                                                                  ------------

             Subtotal                                             (90,086,885)

             2005 Jurisdictional Factor                                99.921%
                                                                  ------------

             Total Jurisdictional Adjustments                     (90,015,715)

              FPL Estimated Carrying Costs                                                 11,481,000

                  Less:  2005 Jurisdictional Interest Adjustment   (1,267,493)

              Total 2005 Adjustments                                                      (91,283,208)
                                                                                          ------------

              Adjusted 2005 Storm Damage Costs To Be
                    Charged Against Storm Reserve                                        $735,569,138
                                                                                        ==============


FPL Requested Level of Reserve                                                           $650,000,000

         Less:  Commission-Approved Adjustment                                           (450,000,000)
                                                                                         -------------

Commission-Approved Reserve Level                                                        $200,000,000
                                                                                        ==============


TOTAL AMOUNT TO RECOVER - PRE-TAX BASIS                                                $1,134,249,570
                                                                                        ==============

TOTAL AMOUNT TO RECOVER - AFTER-TAX BASIS                                                $696,712,799

Estimated Issuance Costs                                                                   11,425,000
                                                                                         -------------

TOTAL AMOUNT SUBJECT TO SECURITIZATION                                                   $708,137,799
                                                                                          ============

TOTAL AMOUNT SUBJECT TO SECURITIZATION (rounded)                                         $708,000,000

                     BEFORE THE PUBLIC SERVICE COMMISSION


In re: Petition for issuance of a storm|            DOCKET NO. 060038-EI
recovery financing order, by Florida   |            ORDER NO. PSC-06-0626-FOF-EI
Power & Light Company.                 |            ISSUED: July 21, 2006
---------------------------------------|


     The following Commissioners participated in the disposition of this matter:

                          LISA POLAK EDGAR, Chairman
                                 J. TERRY DEASON
                                ISILIO ARRIAGA
                             MATTHEW M. CARTER II
                                KATRINA J. TEW

              ORDER ON MOTION FOR RECONSIDERATION AND CLARIFICATION
              -----------------------------------------------------
                              OF FINANCING ORDER
                              ------------------

BY THE COMMISSION:

      On May 30, 2006, this Commission issued Order No. PSC-06-0464-FOF-EI ("Financing Order") by which it authorized pursuant to Section 366.8260, Florida Statutes, the issuance of up to $708 million in storm-recovery bonds to be used by Florida Power & Light Company ("FPL") to finance the after-tax equivalent of: (i) recovery of the estimated unrecovered balance of FPL's 2004 storm-recovery costs as of July 31, 2006; (ii) recovery of FPL's unrecovered, prudently incurred storm-recovery costs related to the four named storms that affected its service territory in 2005; (iii) replenishment of FPL's storm reserve to a level of approximately $200 million; and (iv) recovery of the estimated upfront storm-recovery bond issuance costs.

      As set forth in the Financing Order, requests for reconsideration of the Order were required to be filed by June 6, 2006, consistent with Section 366.8260(2)(b)1.b., Florida Statutes. On June 6, 2006, FPL filed a motion for reconsideration and request for clarification as to specified portions of the Financing Order related to the issuance of storm-recovery bonds. FPL did not seek reconsideration or clarification of matters associated with the amount of storm-recovery costs or level of storm-recovery reserve authorized for recovery through storm-recovery bonds. Along with its motion for reconsideration and request for clarification, FPL filed a request for oral argument. No party filed a response to these pleadings.

      On July 10, 2006, our staff filed its written recommendation addressing FPL's motions. At our July 18, 2006, Agenda Conference, we considered our staff's recommendation and heard oral argument from FPL. Upon consideration of FPL's motion, our staff's written recommendation, and the arguments presented at our July 18 Agenda Conference, we issue this Order to resolve all issues addressed in FPL's motion for reconsideration and request for clarification.

PSC-06-0626-FOF-EI
DOCKET NO. 060038-EI
PAGE 2

      Consistent with the analysis in our staff's recommendation, we hereby make the following amendments to the Financing Order, which are shown in [legislative format]. [Note: only final text shown below]

      Finding of Fact 77 is amended as follows:

      77. We find that partial payments shouldshall be allocated first to the Storm Bond Repayment Charge, in the same proportion that such charge bears to the total bill.

      Finding of Fact 81 is amended as follows:

      81. We find that this True-Up Mechanism together with the broad based nature of the State Pledge set forth in Section 366.8260(11), Florida Statutes, constitute a guarantee of regulatory action for the benefit of investors in storm-recovery bonds, and we anticipate that stress case analyses will show that these features will serve to effectively eliminate for all practical purposes and circumstances any credit risk associated with the storm-recovery bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest obligations when due). We direct that this transaction be structured consistent with this expectation.

      Finding of Fact 95 is amended as follows:

      95. As noted above, certain costs, such as debt service on the storm-recovery bonds, as well as the ongoing fees of the trustee, rating agency surveillance fees, and the ongoing costs of any other credit enhancement or interest rate swaps, will not be known until the pricing of a series of storm-recovery bonds. This Order provides flexibility to recover such costs through the Storm-Recovery Bond Charge and the true up of such charge. At the same time, we have established standards and procedures throughout this Financing Order which are intended to ensure that the structuring, marketing, and pricing of storm-recovery bonds result in the lowest overall cost and the greatest possible customer protections. These standards and procedures are designed to allow for meaningful and substantive cooperation between FPL and the Commission and its representatives through the Bond Team described herein to ensure that the structuring, marketing and pricing of the series of storm-recovery bonds will result in the lowest storm-recovery charges consistent with market conditions and the terms of this Financing Order. Consistent with the lowest cost objective, this Financing Order does not require that each tranche be reviewed solely based on interest rate achieved but also in light of upfront and ongoing costs, including marketing costs. Each of the standards and procedures set forth in this Financing Order must be met. This Financing Order grants authority to issue storm-recovery bonds and to impose and collect storm-recovery charges only if the final structure of the transaction and the procedures followed comply in all respects with the standards and procedures set forth herein. If this Commission determines, upon receipt and review of an

PSC-06-0626-FOF-EI
DOCKET NO. 060038-EI
PAGE 3

      Issuance Advice Letter submitted pursuant to this Order and all certifications required by this Order, that the final structure of the transaction and the procedures followed do not comply with the standards and procedures set forth in this Order, this Commission may issue a stop order no later than 5:00 p.m. Eastern Time on the third business day following pricing.

      Finding of Fact 105 is amended as follows:

      105. We find that FPL, the bookrunning underwriter(s), and this Commission's financial advisor each are required to certify that the structuring, marketing, and pricing of each tranche of storm-recovery bonds of each series in fact achieved the lowest cost objective. Consistent with the lowest cost objective, this Financing Order does not require that each tranche be reviewed solely based on interest rate achieved but also in light of upfront and ongoing costs, including marketing costs. Floating rate bonds and interest rate swap agreements may be utilized to the extent agreed and approved by the Bond Team pursuant to the procedures set forth in Finding of Fact 136. If such a structure is utilized, the certificates delivered by FPL, the bookrunning underwriter(s), and this Commission's financial advisor should confirm that the net interest costs taking into account the interest rate swap agreement(s) and the risks associated with those agreements achieved the lowest cost objective.

      Finding of Fact 114b is amended as follows:

      b. FPL's proposed form of Servicing Agreement provides for a $350,000 servicer set-up fee to adapt FPL's existing systems to bill, collect, and process storm-recovery charges and set up the reporting function. The evidence shows that this amount represents an incremental cost to FPL. FPL's proposed form of Servicing Agreement also provides for an annual fee of up to .05 percent of the initial principal amount of the storm-recovery bonds for ongoing services. We find that the activities associated with the annual fee for ongoing services - billing and collecting storm-recovery charges, remitting funds to the SPE, and developing storm-recovery charges - are tightly bound with operations already performed by FPL in the normal course of business. FPL has not justified that the annual fee is necessary to cover any incremental costs to be incurred by FPL in performing ongoing services as servicer. Thus, we find that FPL shall apply to the Reserve the annual fee specified in the Servicing Agreement for ongoing services. However, FPL will have the opportunity to seek recovery of any incremental costs associated with FPL's role as servicer or administrator of the storm-recovery bonds incurred during or after a test period as part of FPL's retail base rate proceedings.

      Finding of Fact 116 is amended as follows:

      116. FPL's proposed form of Administration Agreement provides for a $125,000 annual fee for performing the services required by the Administration

PSC-06-0626-FOF-EI
DOCKET NO. 060038-EI
PAGE 4


      Agreement. We find that FPL has not demonstrated that this annual fee is necessary to cover any incremental costs to be incurred by FPL in performing services as administrator. Thus, we find that FPL shall apply to the Reserve the $125,000 annual fee specified in the Administration Agreement for its services. However, FPL will have the opportunity to seek recovery of any incremental costs associated with FPL's role as servicer or administrator of the storm-recovery bonds incurred during or after a test period as part of FPL's retail base rate proceedings.

      Finding of Fact 135 is amended as follows:

      135. The actual details of the transaction, including lowest cost certifications from FPL, the underwriter(s), and the Commission's financial advisor shall be provided on the first business day after pricing. The members of the Bond Team representing this Commission will review this information on the second business day after pricing. At the meeting previously noticed for the third day after pricing, the members of the Bond Team representing this Commission will present to this Commission the results of their review. If this Commission determines that all required certifications have been delivered and the transaction complies with applicable law and the financing order, the transaction proceeds without any further action of this Commission. The Commission anticipates that it will issue an order to stop the transaction unless the Commission determines that (a) the transaction complies with applicable law and this Financing Order, and (b) FPL, the bookrunning underwriter(s), and this Commission's financial advisor each has delivered the required certifications in a form acceptable to the Commission. However, this Commission retains discretion either to allow the transaction to be completed or to issue an order to stop the transaction if FPL, the bookrunning underwriter(s), and/or this Commission's financial advisor fail to deliver the required certifications or are unable or unwilling to deliver the required certifications in a form acceptable to this Commission. We will not issue an order to stop the transaction for any other reason, for example, a change in market conditions after the moment of pricing.

      The fourth Ordering Paragraph on page 50 of the Financing Order is amended as follows:

      ORDERED that FPL is authorized to impose, collect, and adjust from time to time (as described in this Order) a storm-recovery charge, which consists of a Storm Bond Repayment Charge and a Storm Bond Tax Charge, to be applied on a per kWh basis to all applicable customer classes over a period of approximately twelve years until the storm-recovery bonds are paid in full and all financing costs and other costs of the bonds have been recovered in full. Such storm-recovery

PSC-06-0626-FOF-EI
DOCKET NO. 060038-EI
PAGE 5

      charges shall be in amounts sufficient to guarantee the timely recovery of FPL's storm-recovery costs and financing costs detailed in this Financing Order (including payment of principal and interest on the storm-recovery bonds). Although FPL might incur liability if there is a failure of its representations, warranties, or covenants in the Sale Agreement, the Servicing Agreement, or the Administration Agreement, or if FPL negligently, willfully, or in bad faith fails to perform its duties under any of those agreements, this provision is not intended to establish FPL as a guarantor of payments on the storm-recovery bonds.

      The second Ordering Paragraph on page 55 of the Financing Order is amended as follows:

      ORDERED that partial payments shall be allocated to the Storm Bond Repayment Charge including any past-due Storm Bond Repayment Charge in the same proportion that such charge bears to the total bill.

      The first full Ordering Paragraph on page 59 of the Financing Order is amended as follows:

      ORDERED that at the meeting previously noticed for the third day after pricing, the members of the Bond Team representing this Commission will present to this Commission the results of their review. If this Commission determines that all required certifications have been delivered and the transaction complies with applicable law and this Financing Order, the transaction shall proceed without any further action of this Commission.
The Commission retains discretion either to allow the transaction to be completed or to issue an order to stop the transaction if FPL, the bookrunning underwriter(s), and/or this Commission's financial advisor fail to deliver the required certifications or are unable or unwilling to deliver the required certifications in a form acceptable to this Commission. We will not issue an order to stop the transaction for any other reason, for example, a change in market conditions after the moment of pricing.

      The Financing Order is hereby reaffirmed in all other respects.

PSC-06-0626-FOF-EI
DOCKET NO. 060038-EI
PAGE 6

      Based on the foregoing, it is

      ORDERED by the Florida Public Service Commission that Order No. PSC-06-0464-FOF-EI, issued May 30, 2006 (the Financing Order) is hereby amended as set forth in the body of this Order. It is further

      ORDERED that the Financing Order is hereby reaffirmed in all other respects. It is further

      ORDERED that this Order is intended to resolve all issues addressed in Florida Power & Light Company's motion for reconsideration and request for clarification of the Financing Order. It is further

      ORDERED that this docket shall remain open through completion of this Commission's review of the actual costs of the storm-recovery bond issuance conducted pursuant to Section 366.8260(2)(b)5., Florida Statutes.

      By ORDER of the Florida Public Service Commission this 21st day of July, 2006.

                                               BLANCA S. BAYO, Director
                                               Division of the Commission Clerk
                                               and Administrative Services


                                          By:  /s/ Hong Wang
                                               ---------------------------
                                               Hong Wang, Supervisor
                                               Case Management Review Section

                                               This is a facsimile copy. Go to
                                               the Commission's Web site,
                                               http://www.floridapsc.com or
                                               fax a request to
                                               1-850-413-7118, for a copy of
                                               the order with signature.


( S E A L )


WCK

                                   DISSENTS
                                   --------

      COMMISSIONER ARRIAGA dissents as to the amendment to Finding of Fact 81 as follows:

      Rather than amending the last sentence of Finding of Fact 81, I would amend the first sentence of Finding of Fact 81 to replace the phrase "effectively eliminate" with the phrase "effectively minimize."

PSC-06-0626-FOF-EI
DOCKET NO. 060038-EI
PAGE 7

                           NOTICE OF JUDICIAL REVIEW
                           -------------------------

      The Florida Public Service Commission is required by Section 120.569(1), Florida Statutes, to notify parties of any administrative hearing or judicial review of Commission orders that is available under Sections 120.57 or 120.68, Florida Statutes, as well as the procedures and time limits that apply. This notice should not be construed to mean all requests for an administrative hearing or judicial review will be granted or result in the relief sought.

      Any party adversely affected by the Commission's final action in this matter may request judicial review by the Florida Supreme Court in the case of an electric, gas, or telephone utility or the First District Court of Appeal in the case of a water or wastewater utility by filing a notice of appeal with the Director, Division of the Commission Clerk and Administrative Services, 2540 Shumard Oak Boulevard, Tallahassee, Florida 32399-0850, and filing a copy of the notice of appeal and the filing fee with the appropriate court. This filing must be completed within thirty (30) days after the issuance of this order, pursuant to Rule 9.110, Florida Rules of Appellate Procedure. The notice of appeal must be in the form specified in Rule 9.900(a), Florida Rules of Appellate Procedure.